Prospectus Supplement
Filed Pursuant to Rule 424(b)(5)
File No. 333-185001

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION	DATED SEPTEMBER 15, 2014

(To Prospectus dated December 5, 2012)

               Shares

Common Stock

We are offering                    shares of our common stock. Our common stock is listed on the NASDAQ Capital Market under the symbol “OPXA.” On September 12, 2014, the last reported sales price for our common stock was $1.34 per share.

The aggregate market value of our outstanding common equity held by non-affiliates is $42,980,628 based on 27,861,758 shares of common stock currently outstanding, of which 26,531,252 shares are held by non-affiliates, and a closing sale price on the NASDAQ Capital Market of $1.62 on July 29, 2014. During the 12 calendar months prior to and including the date hereof, we have sold an aggregate of $8,368,772 of securities pursuant to General Instruction I.B.6. of Form S-3.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-11 in this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus supplement and the accompanying prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to                    additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares of common stock to purchasers in this offering on or about                    , 2014.

Aegis Capital Corp

The date of this Prospectus Supplement is                    , 2014.

The Root Cause of Multiple Sclerosis: Activated T-cells

Degrade Myelin and Damage Myelin Producing Cells

Adapted by permission from Macmillan Publishers Ltd: NATURE REVIEWS

IMMUNOLOGY 3, 483-492 (June 2003), copyright (2003)

•	In MS patients, the faulty immune system is not able to prevent the attack of a small sub-population of myelin reactive T-cells (MRTCs) leading to:

•	Destruction of myelin sheath, the protective coating of nerve fibers

•	Destruction of oligodendroglial cells, which are responsible for producing myelin

•	Therapeutic dose of Tcelna (attenuated T-cell clones) is injected subcutaneously

•	This triggers an immune response specifically targeting circulating MRTCs

•	Immune cells, including regulatory T cells (Tregs), have been primed, or sensitized to specifically target the pathogenic MRTCs for elimination or regulation

Opexa’s Strategy

Tcelna programs the immune system to specifically recognize MRTCs as pathogenic thereby inhibiting further destruction of the myelin sheath and potentially enabling remyelination

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Prospectus Supplement

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing this information to you about this offering of securities in two parts. The first part is this prospectus supplement, which provides the specific details regarding the shares of our common stock that we are selling in this offering and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the base prospectus dated December 5, 2012, included in our registration statement on Form S-3 (SEC File No. 333-185001), which provides a general description of the securities we may offer from time to time under that registration statement. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission. Under the shelf registration process, we may offer from time to time shares of our common stock up to an aggregate amount of $35,000,000, of which this offering is a part.

We have previously sold (i) 317,604 shares of our common stock for aggregate gross proceeds of $380,209 pursuant to a prospectus supplement dated December 10, 2012, (ii) 167,618 shares of our common stock for aggregate gross proceeds of $536,417 pursuant to a prospectus supplement dated January 18, 2013, (iii) 1,083,334 shares of our common stock and warrants to purchase 541,668 shares of common stock for aggregate gross proceeds of $3,250,002 pursuant to a prospectus supplement dated February 8, 2013, (iv) 4,738,000 shares of our common stock for aggregate gross proceeds of $8,054,600 pursuant to a prospectus supplement dated December 17, 2013, and (v) 200,083 shares of our common stock for aggregate gross proceeds of $314,171 pursuant to a prospectus supplement dated March 5, 2014, as supplements to the original prospectus dated December 5, 2012.

To the extent there is a conflict between information contained in this prospectus supplement, on the one hand, and information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” before making your investment decision.

Unless the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Opexa,” “the Company,” “we,” “us” and “our” refer to Opexa Therapeutics, Inc. Tcelna® is a registered trademark of Opexa, ImmPath® is a registered service mark of Opexa and Precision Immunotherapy™ is a service mark of Opexa. All other product and company names are trademarks of their respective owners.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors,” and our consolidated financial statements and the related notes and other documents incorporated by reference in the accompanying prospectus.

OUR COMPANY

Our Business

Opexa is a biopharmaceutical company developing a personalized immunotherapy with the potential to treat major illnesses, including multiple sclerosis (MS) as well as other autoimmune diseases such as neuromyelitis optica (NMO). These therapies are based on our proprietary T-cell technology. Our mission is to lead the field of Precision Immunotherapy™ by aligning the interests of patients, employees and shareholders. Information related to our product candidates, Tcelna® and OPX-212, is preliminary and investigative. Tcelna and OPX-212 have not been approved by the U.S. Food and Drug Administration (FDA) or other global regulatory agencies for marketing.

MS is an inflammatory autoimmune disease of the central nervous system (CNS), which is made up of the brain, spinal cord and optic nerves, with a clinically heterogeneous and unpredictable course that persists for decades. MS attacks the covering surrounding nerve cells, or myelin sheaths, leading to loss of myelin (demyelination) and nerve damage. In addition to demyelination, the neuropathology of MS is characterized by variable loss of oligodendroglial cells and axonal degeneration and manifests in neurological deficits. Symptoms may be mild, such as numbness in the limbs, or severe, such as paralysis or loss of vision. This inflammatory, demyelinating, autoimmune disease has varied clinical presentations, ranging from relapses and remissions (relapsing remitting MS, or RRMS) to slow accumulation of disability with or without relapses (secondary progressive MS, or SPMS). There are approximately 450,000 MS patients in North America and over 2,000,000 patients worldwide according to estimates from The National MS Society. The portion of the MS patient population that can be classified as SPMS is estimated by various industry sources to be between 30-45% of the total MS patient population.

We believe that our lead product candidate, Tcelna, has the potential to fundamentally address the root cause of MS by stopping the demyelination process and supporting the generation of new myelin sheaths where demyelination has occurred (remyelination). Tcelna is an autologous T-cell immunotherapy that is currently being developed for the treatment of SPMS and is specifically tailored to each patient’s immune response profile to myelin. Tcelna is designed to reduce the number and/or functional activity of specific subsets of myelin-reactive T-cells (MRTCs) known to attack myelin. This technology was originally licensed from Baylor College of Medicine in 2001.

Tcelna is manufactured using our proprietary method for the production of an autologous T-cell product, which comprises the collection of blood from the MS patient and the expansion of MRTCs from the blood. Upon completion of the manufacturing process, an annual course of therapy consisting of five doses is cryopreserved. At each dosing time point, a single dose of Tcelna is formulated and attenuated by irradiation before returning the final product to the clinical site for subcutaneous administration to the patient.

Tcelna has received Fast Track designation from the FDA in SPMS, and we believe it is positioned as a potential first-to-market personalized T-cell therapy for MS patients. The FDA’s Fast Track program is designed to facilitate the development and expedite the review of drug candidates intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

In addition to our ongoing clinical development of Tcelna, we announced on September 8, 2014, that we are also developing OPX-212 as an autologous T-cell immunotherapy for the treatment of NMO. NMO is an autoimmune disorder in which immune system cells and antibodies attack and destroy astrocytic/myelin cells in the optic nerves and the spinal cord leading to demyelination and loss of axons. There are currently no FDA-approved therapies for NMO, other than to treat an attack while it is happening, to reduce symptoms and to prevent relapses. OPX-212 is specifically tailored to each patient’s immune response to a protein, aquaporin-4, which is the targeted antigen in NMO. In NMO, the immune system recognizes aquaporin-4 as foreign, thus triggering the attack. We believe a mechanism of action of OPX-212 may be to reduce the number and/or regulate aquaporin-4 reactive T-cells (ARTCs), thereby reducing the frequency of clinical relapses and subsequent progression in disability. See “—NMO – OPX-212” below for more information on our development plans for OPX-212 in NMO.

Multiple Sclerosis—Background

MS is a disease that is more common in females than males (2:1) between the ages of 20 and 40, with a peak onset of approximately 25 years of age. MS frequently causes impairment of motor, sensory, coordination and balance, visual, and/or cognitive functions, as well as urinary (bladder) or bowel dysfunction and symptoms of fatigue. The identified autoimmune mechanisms directed at myelin tissue of the CNS may play an important role in the pathogenesis of MS. Epidemiologic studies suggest that a variety of genetic, immunologic, and environmental factors including viral infections may play a role in defining the etiology and in triggering the onset and progression of MS.

At the onset of MS, approximately 85% of MS patients have RRMS. Without disease-modifying medication, one-half of these RRMS patients will develop steadily progressive disease, SPMS, within 10 years, increasing to 90% within 25 years of MS diagnosis. The MS drug market was approximately $13 billion in 2012 and is forecasted to reach as much as $16 billion by 2015.

MS remains a challenging autoimmune disease to treat because the pathophysiologic mechanisms are diverse, and the chronic, unpredictable course of the disease makes it difficult to determine whether the favorable effects of short-term treatment will be sustained. Therapies that are easy to use and can safely prevent or stop the progression of disease represent the greatest unmet need in MS.

In recent years, the understanding of MS pathogenesis has evolved to comprise an initial, T-cell-mediated inflammatory activity followed by selective demyelination (erosion of the myelin coating of the nerve fibers) and then neurodegeneration. The discovery of disease-relevant immune responses has accelerated the development of targeted therapeutic products for the treatment of the early stages of MS. Some subjects, who have the appropriate genetic background, have increased susceptibility for the in vivo activation and expansion of MRTCs. These MRTCs may remain dormant, but at some point they are activated in the periphery, thus enabling them to cross the blood-brain barrier and infiltrate the healthy tissue of the brain and spinal cord. The cascade of pathogenic events leads to demyelination of protrusions from nerve cells called axons, which causes nerve impulse transmissions to diffuse into the tissue resulting in disability to the individual.

Tcelna for MS

We believe that Tcelna works selectively on the MRTCs by harnessing the body’s natural immune defense system and feedback mechanisms to deplete these T-cells and induce favorable immune regulatory responses by rebalancing the immune system. Tcelna is a personalized immunotherapy that is specifically tailored to each patient’s disease profile. Tcelna is manufactured by using ImmPath®, our proprietary method for the production of a patient-specific T-cell immunotherapy which encompasses the collection of blood from the MS patient, isolation of peripheral blood mononuclear cells, generation of an autologous pool of MRTCs raised against selected peptides from myelin basic protein (MBP), myelin oligodendrocyte glycoprotein (MOG) and proteolipid protein (PLP), expanding these MRTCs to a therapeutic dose ex-vivo, and attenuating them with gamma irradiation to prevent DNA replication and thereby cellular proliferation. These attenuated MRTCs are then injected subcutaneously into the body in therapeutic dosages. The body recognizes specific T-cell receptor molecules of these MRTCs as immunogenic and initiates an immune response reaction against them, resulting in the depletion and/or immunosuppression of circulating MRTCs carrying the peptide-specific T-cell receptor molecules. In addition, we believe that T-cell activation molecules on the surface of the activated MRTCs promote anti-inflammatory responses. We believe that because the therapy uses an individual’s own cells, the only direct identifiable side effect observed thus far is injection site reactions which typically are minor and generally clear within 24 hours.

Tcelna Clinical Development Program

Tcelna is a novel T-cell immunotherapy in Phase IIb clinical development for the treatment of patients with SPMS. It is also positioned to enter Phase III clinical development for the treatment of patients with RRMS, subject to the availability of sufficient resources or a strategic partnering commitment.

The Tcelna clinical development program spans studies conducted by Baylor College of Medicine and by Opexa.

Summary of Phase I Dose Escalation Study in MS

A Phase 1 dose escalation study completed in 2006 was conducted in patients with both RRMS and SPMS who were intolerant or unresponsive to current approved therapies for MS. The open-label, dose escalation study evaluated safety and clinical benefit by administering a primary series of four treatments at one of three dose levels administered at baseline and weeks 4, 8 and 12. Results of the efficacy analyses provide some evidence of the effectiveness of Tcelna in the treatment of MS. Data from the Phase I study evaluating the Expanded Disability Status Scale (EDSS) showed improvements in some subjects in comparison to baseline for weeks 20 and 28.

Subjects showed statistically significant improvement in overall reduction of MRTC counts over baseline at all visits through week 52 for subjects receiving 30-45 million cells per dose, as assessed by total MRTC count percentage changes. These data indicate that Tcelna treatment causes a depletion or immunomodulation of these cells, most obvious at time points closer to the injections. These findings were published in Clinical Immunology (2009) 131, 202-215.

Overall, results of the safety analyses indicate that treatment with Tcelna is well-tolerated. Reported adverse events were mostly mild or moderate in intensity. Mild injection site reactions were observed but all resolved rapidly without treatment. In conclusion, data from this study suggest that Tcelna is safe for the treatment of MS.

Summary of Phase I/IIA Clinical Trial Data in MS

The second clinical study performed by Opexa was an open-label extension study completed in 2007 to treat patients who were previously treated with T-cell immunotherapy but who saw a rebound in MRTC activity. The purpose of this extension study was to continue evaluating the efficacy, safety and tolerability of Tcelna in patients with RRMS and SPMS with repeated administration of Tcelna. Results of the study provide evidence of the effectiveness of Tcelna in the treatment of MS with repeated dosing. Improvements from baseline at both week 28 and week 52 of the extension study were observed for the frequency of MS exacerbations, or annualized relapse rate (ARR). Evaluation of the Multiple Sclerosis Impact Scale (MSIS-29) component scores suggests a trend for Tcelna therapy in the improvement of physical and psychological parameters assessed by the MSIS-29. The EDSS score analysis revealed an upward trend for the percentage of subjects that reported improvement and sustained improvement over baseline as a result of Tcelna treatment.

Subjects showed statistically significant improvement over baseline in the MRTC counts for each time point through month nine of the extension study. These results indicate that Tcelna treatment results in a statistically significant impact on these cells.

Overall, results of the safety analyses indicate that repeated treatment with Tcelna is well-tolerated. Reported adverse events (AEs) were mostly mild or moderate in intensity. Mild injection site reactions were observed but all resolved rapidly without treatment. Furthermore, results from this study suggest that repeated dosing of Tcelna has a substantive effect in reduction of ARR in subjects with MS and was well-tolerated.

Summary of TERMS Phase IIb Clinical Trial Data in RRMS

Tovaxin for Early Relapsing Multiple Sclerosis (TERMS) was a Phase IIb clinical study of Tcelna in RRMS patients completed in 2008. Although the study did not show statistical significance in its primary endpoint (the cumulative number of gadolinium-enhanced brain lesions using magnetic resonance imaging (MRI) scans summed at various points in the study), the study showed compelling evidence of efficacy in various clinical and other MRI endpoints.

The TERMS study was a multi-center, randomized, double blind, placebo-controlled trial in 150 patients with RRMS or high risk Clinically Isolated Syndrome. The inclusion criteria for TERMS was an EDSS score of 0 to 5.5. Patients received a total of five subcutaneous injections at weeks 0, 4, 8, 12 and 24. Key results from the TERMS trial included:

•	In the modified intent to treat patient population consisting of all patients who received at least one dose of study product and had at least one MRI scan at week 28 or later (n=142), the ARR for Tcelna-treated patients was 0.214 as compared to 0.339 for placebo-treated patients, which represented a 37% decrease in ARR for Tcelna as compared to placebo in the general population;

•	In a prospective group of patients with more active disease (ARR>1, n=50), Tcelna demonstrated a 55% reduction in ARR as compared to placebo, an 88% reduction in whole brain atrophy and a statistically significant improvement in disability (EDSS) compared to placebo (p<0.045) at week 52 during the 24-week period following the administration of the full course of treatment; and

•	In a retrospective analysis in patients naïve to previous disease modifying treatment, the results showed that patients, when treated with Tcelna, had a 56% to 73% reduction in ARR versus placebo for the various subsets and p values ranged from 0.009 to 0.06.

We remain committed to further advancing Tcelna in RRMS at a later date assuming the availability of sufficient resources or a strategic partnering commitment. For Opexa, however, SPMS is an area which we believe represents a higher unmet medical need.

SPMS Overview and Tcelna Mechanism of Action

SPMS is characterized by a steady accrual of irreversible disability, despite, in some cases, relapses followed by remissions or clinical plateaus. Older age at onset of MS diagnosis is the strongest predictor of conversion to SPMS. Males have a shorter time to conversion to SPMS compared with females. Available immunomodulating and immunosuppressive therapies used for RRMS have not been effective in SPMS. In clinical trials, these therapies have demonstrated anti-inflammatory properties as measured by the reduction in number and volume of contrast-enhancing or acutely inflammatory CNS lesions most commonly seen in patients with RRMS. The typical SPMS patient, however, has little or no radiographic evidence of acute inflammation. It is commonly observed that contrast-enhancing CNS lesions are uncommon among these patients, despite a clearly deteriorating neurologic course.

The lack of effect of conventional MS therapeutics in SPMS suggests that the cerebral deterioration characterizing progressive disease may be driven by factors other than acute inflammation. For instance, the immunopathology of SPMS is more consistent with a transition to a chronic T-cell dependent inflammatory type, which may encompass the innate immune response and persistent activation of microglia cells. Meningeal follicles close to cortical gray matter lesions suggests that adaptive immune responses involving antibody and complement contribute to progression in SPMS. Furthermore, chronic MRTCs may be contributing to the development of both innate and adaptive immune responses persisting in the CNS.

Radiographic features that stand out among patients with SPMS include significantly more atrophy of gray matter compared with RRMS patients. Of note, long-term disability in MS in general appears more closely correlated to gray matter atrophy than to white matter inflammation. Such atrophy may be suggestive of progressive clinical disability. Both clinically and radiographically, SPMS represents a disease process with certain features distinct from those of RRMS, and one with extremely limited treatment options.

Tcelna immunotherapy in SPMS may reduce the drivers of this chronic disease by down-regulating anti-myelin immunity through priming regulatory responses that may act in the periphery as well as within the CNS. We believe that our clinical results show therapeutic subcutaneous dosing of 30-45 million cells of Tcelna stimulates host reactivity to the over-represented MRTCs and, as a consequence, a dominant negative regulatory T-cell response is induced leading to down-regulation of similar endogenous disease-causing MRTCs.

We believe that Tcelna has the potential to induce an up-regulation of regulatory cells, such as Foxp3+ Treg cells and IL-10 secreting Tr1 cells, which may effect a reduction in inflammation and provide neuroprotection should they gain entry to the CNS. Data from our TERMS study showed statistically significant changes from baseline (p=0.02) in Foxp3+ Treg cells for the subset of Tcelna patients who had ARR >1. The placebo arm for this subset was not statistically different from its baseline levels. Three SPMS patients from prior clinical studies, whose blood samples were analyzed to measure Tr1 cells prior to treatment and post treatment, showed an increase in the levels of Tr1 cells from non-detectable levels to the range of healthy donor samples. These three patients who had relapses in the preceding 12-24 month period remained relapse free during the 52-week assessment period and also showed a 57% to 67% reduction in MRTCs.

Current Treatment Options for SPMS

Only one product, mitoxantrone, is currently approved for the indication of SPMS in the U.S. However, since 2005, this drug carries a black box warning, due to significant risks of decreased systolic function, heart failure, and leukemia. The American Academy of Neurology has issued a report indicating that these risks are even higher than suggested in the original report leading to the black box warning. Hence, a safe and effective treatment for SPMS remains a significant unmet medical need.

Tcelna Clinical Overview in SPMS

In multiple previously conducted clinical trials for the treatment of patients with MS (which have been weighted significantly toward patients with RRMS), Tcelna has demonstrated one of the safest side effect profiles for any marketed or development-stage MS therapy, as well as encouraging efficacy signals. A total of 144 MS patients have received Tcelna in previously conducted Opexa trials for RRMS and SPMS. The therapy has been well-tolerated in all subjects and has demonstrated an excellent overall safety profile. The most common side effect is mild to moderate irritation at the site of injection, which is typically resolved in 24 hours. Tcelna has been administered to a total of 36 subjects with SPMS across three previous clinical studies.

In a pooled assessment of data from 36 SPMS patients treated in Phase I open label studies at the Baylor College of Medicine completed in 1998 and in Opexa-sponsored studies completed in 2006 and 2007, approximately 80% of the 35 SPMS patients who completed two years of treatment showed disease stabilization as measured by EDSS following two years of treatment with Tcelna, with the other 20% showing signs of progression. This compares to historical control data which showed a progression rate of 40% in SPMS patients (as reported in ESIMS Study published in Hommes Lancet 2004). The 10 SPMS patients in Opexa sponsored studies showed a substantial reduction in ARR at two years from 0.5 to an ARR less than 0.1. Only 1 out of the 10 patients experienced one episode of relapse during the two years of assessment. This same cohort showed no worsening of physical or psychological condition (key quality of life indicators as measured by the MS Impact Scale) after two years of treatment with Tcelna. Additionally, there were no reported serious adverse events (SAEs) in any of the patients. Based on preliminary data suggesting stabilized or improved disability among SPMS subjects receiving Tcelna, we believe that further development of this product candidate in SPMS is warranted.

Abili-T Trial: Phase IIb Clinical Study in Patients with SPMS

In September 2012, we announced the initiation of a Phase IIb clinical trial of Tcelna in patients with SPMS. The trial is entitled: A Phase II Double-Blind, Placebo Controlled Multi-Center Study to Evaluate the Efficacy and Safety of Tcelna in Subjects with Secondary Progressive Multiple Sclerosis and has been named the “Abili-T” trial. The Abili-T trial is a double-blind, 1:1 randomized, placebo-controlled study in SPMS patients who demonstrate evidence of disease progression with or without associated relapses. The trial is being conducted at approximately 35 leading clinical sites in the U.S. and Canada and has enrolled patients who have Expanded Disability Status Scale (EDSS) scores between 3.0 and 6.0. According to the study protocol, patients are receiving two annual courses of Tcelna treatment consisting of five subcutaneous injections per year at weeks 0, 4, 8, 12 and 24.

The primary efficacy endpoint of the trial is the percentage of brain volume change (whole brain atrophy) at 24 months. Study investigators will also measure several important secondary outcomes commonly associated with MS including sustained disease progression as measured by EDSS, changes in EDSS, time to sustained progression, ARR, change in Multiple Sclerosis Functional Composite (MSFC) assessment of disability and change in Symbol Digit Modality Test. Data on certain exploratory endpoints such as quality of life metrics as measured by the Multiple Sclerosis Quality of Life Inventory (MSQLI), MRI measures and immune monitoring metrics are also being collected.

As part of the Abili-T trial, we are undertaking a comprehensive immune monitoring program for all patients enrolled in the study. The goals of this program are to further understand the biology behind the mechanism of action for Tcelna and to possibly identify novel biomarkers that are dominant in the pathophysiology of SPMS patients. The program encompasses an analysis of various pro-inflammatory and anti-inflammatory biomarkers and biomarker data is being gathered during the course of the trial on a blinded basis. We believe that directional movement of certain biomarkers, when corroborated with final clinical trial data, may be indicative of responders and disease stabilization or progression.

A scheduled Data Safety Monitoring Board meeting took place during the week of April 7, 2014, and a recommendation was made to continue the study. We reached our enrollment target for the Abili-T trial in June 2014, and a total of 190 patients have been enrolled in this two-year study. We expect top-line data for Tcelna to be available in the second half of 2016.

Option and License Agreement with Merck Serono

On February 4, 2013, we entered into an Option and License Agreement with Merck. Pursuant to the agreement, Merck has an option (the “Option”) to acquire an exclusive, worldwide (excluding Japan) license of our Tcelna program for the treatment of MS. The Option may be exercised by Merck prior to or upon completion of our ongoing Abili-T trial of Tcelna in patients with SPMS. Under the terms of the agreement, we received an upfront payment of $5 million for granting the Option. If the Option is exercised, Merck would pay us an upfront license fee of $25 million unless Merck is unable to advance directly into a Phase III clinical trial of Tcelna for SPMS without a further Phase II clinical trial (as determined by Merck), in which event the upfront license fee would be $15 million. After exercising the Option, Merck would be solely responsible for funding development, regulatory and commercialization activities for Tcelna in MS, although we would retain an option to co-fund certain development in exchange for increased royalty rates. We would also retain rights to Tcelna in Japan, certain rights with respect to the manufacture of Tcelna, and rights to use for other indications outside of MS.

Based upon the achievement of development milestones by Merck for Tcelna in SPMS, we would be eligible to receive one-time milestone payments totaling up to $70 million as follows: (i) milestone payments aggregating $35 million if Tcelna is submitted for regulatory approval and commercialized in the United States; (ii) milestone payments aggregating $30 million if Tcelna is submitted for regulatory approval in Europe and commercialized in at least three major countries in Europe; and (iii) a milestone payment of $5 million if Tcelna is commercialized in certain markets outside of the United States and Europe. If Merck elects to develop and commercialize Tcelna in RRMS, we would be eligible to receive milestone payments aggregating up to $40 million based upon the achievement by Merck of various development, regulatory and first commercial sale milestones.

If Tcelna receives regulatory approval and is commercialized by Merck, we would be eligible to receive royalties pursuant to a tiered structure at rates ranging from 8% to 15% of annual net sales, with step-ups over such range occurring when annual net sales exceed $500 million, $1 billion and $2 billion. Any royalties would be subject to offset or reduction in various situations, including if third party rights are required or if patent protection is not available in an applicable jurisdiction. We would also be responsible for royalty obligations to certain third parties, such as Baylor College of Medicine from which we originally licensed related technology. If we were to exercise an option to co-fund certain of Merck’s development, the royalty rates payable by Merck would be increased to rates ranging from 10% to 18%. In addition to royalty payments, we would be eligible to receive one-time commercial milestones totaling up to $85 million, with $55 million of such milestones achievable at annual net sales targets in excess of $1 billion.

NMO – OPX-212

In addition to our ongoing clinical development of Tcelna, we announced on September 8, 2014, that we are also developing OPX-212 as an autologous T-cell immunotherapy for the treatment of NMO. NMO is an autoimmune disorder in which immune system cells and antibodies attack and destroy myelin cells in the optic nerves and the spinal cord leading to demyelination and loss of axons. There are currently no FDA-approved therapies for NMO, other than to treat an attack while it is happening, to reduce symptoms and to prevent relapses. OPX-212 is specifically tailored to each patient’s immune response to a protein, aquaporin-4, which is the targeted antigen in NMO. In NMO, the immune system recognizes aquaporin-4 as foreign, thus triggering the attack. We believe a mechanism of action of OPX-212 may be to reduce the number and/or regulate aquaporin-4 reactive T-cells (ARTCs), thereby reducing the frequency of clinical relapses and subsequent progression in disability.

Disease Pathogenesis

An astrocytopathic disease of the CNS characterized by optic neuritis, transverse myelitis; it is a B-cell-dependent disease associated with anti-aquaporin-4 antibodies

Potential Intervention Points for T-cell Therapy

T-cell therapy believed to inhibit AQP-4 autoantibody, pro-inflammatory cytokines and prevent infiltration of macrophages and granulocytes

Patients with NMO present with acute, often severe, attacks of blindness in one or both eyes followed within days or weeks by varying degrees of paralysis in the arms and legs. Most patients have relapsing attacks (separated by months or years with partial recovery), with usually sequential index episodes of optic neuritis (ON) and myelitis. A relapsing course is more frequent in women, and nearly 90% of patients are female (typically late middle-aged). More rarely, the disease course is monophasic, with nearly simultaneous index episodes of ON and myelitis. This form may occur in younger individuals with no sex predilection. Patients with NMO frequently have other systemic autoimmune disorders, such as systemic lupus erythematosus, Sjögren’s syndrome or Myasthenia Gravis. It is estimated that there are approximately 4,800 cases of NMO in the U.S. NMO has a worldwide estimated prevalence of 1-2 people per 100,000 population.

There are currently no FDA-approved therapies for NMO, other than to treat an attack while it is happening, to reduce symptoms and to prevent relapses. An initial attack is usually treated with a combination of a corticosteroid drug (methylprednisolone) to stop the attack and an immunosuppressive drug (azathioprine) for prevention of subsequent attacks. Although not approved for NMO, physicians utilize Rituximab as long-term therapy to provide protection from increasing neurological impairments through relapse. If frequent relapses occur, a low dose of steroids may be used, and plasma exchange to separate antibodies out of the blood stream may be used with patients who are unresponsive to corticosteroid therapy.

We expect to manufacture OPX-212 using ImmPath®, our proprietary method for the production of an autologous T-cell product, which comprises the collection of a blood product from the NMO patient and the expansion of ARTCs from the blood product. Upon completion of the manufacturing process, ARTCs are formulated and attenuated by irradiation before being returned to the patient, with the express purpose of inducing a regulatory immune response to reduce the frequency and/or function of pathogenic ARTCs.

We initiated development activities for OPX-212, our drug development candidate for NMO, earlier this year and have achieved a number of regulatory and early development milestones to date. These include conducting a pre-Investigational New Drug application (pre-IND) meeting with the U.S. FDA and performing in-house manufacturing runs with NMO patient samples. We are continuing with preclinical development activities and expect to file an IND for OPX-212 with the FDA by mid-2015. We believe OPX-212 for NMO will qualify for Orphan drug designation, and we also expect to apply for Fast Track designation.

We believe part of the value of our T-cell platform comes from the ability to move relatively quickly and cost effectively into new autoimmune diseases. We do not expect our ongoing preclinical development activities related to the NMO program to materially affect the Company’s cash burn through IND submission. Assuming successful completion of the preclinical development activities and submission and acceptance of the IND by the FDA, we may thereafter advance into clinical development with a Phase 1/2 proof-of-concept study. We intend to evaluate various options to fund such clinical study, including public or private capital raises as well as potential partnership and out-licensing activities.

Other Opportunities

Our proprietary T-cell technology has enabled us to develop intellectual property and a comprehensive sample database that may enable discovery of novel biomarkers associated with MS. Depending upon the outcome of further feasibility analysis, the T-cell platform may have applications in developing treatments for other autoimmune disorders. While the primary focus of Opexa remains the development of Tcelna in SPMS, as well as our recently announced development plans for OPX-212 in NMO, we continue to investigate the expansion of the T-cell platform into other autoimmune diseases as well as potential in-licensing.

Corporate Information

We were incorporated in Texas in March 1991. Our principal executive offices are located at 2653 Technology Forest Blvd., The Woodlands, Texas 77381, and our telephone number is (281) 775-0600. Our website address is www.opexatherapeutics.com. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by us	shares

Common stock outstanding after this offering	shares

Over-allotment option	The underwriters have a 45-day option to purchase a maximum of additional shares of common stock.

Use of proceeds	We estimate that the net proceeds from our sale of shares of our common stock in this offering will be approximately $ million, assuming a public offering price of $ per share, which is the last reported sale price of our common stock on September 12, 2014, or approximately $ million if the underwriters exercise their over-allotment option in full, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We currently intend to use the net proceeds from the sale of the common stock offered by this prospectus supplement and the accompanying prospectus (i) to continue funding the ongoing Abili-T clinical study of Tcelna in patients with SPMS, (ii) to continue preclinical and manufacturing activities for OPX-212 in patients with NMO, and if such activities are successful, to file an IND with the FDA to initiate a Phase 1/2 proof-of-concept study, and (iii) for general corporate purposes (including working capital, research and development, business development and operational purposes). Our existing resources are not adequate to permit us to complete the ongoing Abili-T clinical study of Tcelna in patients with SPMS or, if initiated, to complete a Phase 1/2 proof of concept study for OPX-212. We will need to secure significant additional resources to initiate and complete these studies and to support our operations during the course of the trials. See “Use of Proceeds” on page S-33 of this prospectus supplement.

Risk factors	See the “Risk Factors” section beginning on page S-11 of this prospectus supplement for factors to consider before deciding to purchase our securities.

NASDAQ Capital Market Symbol	OPXA

Unless we indicate otherwise, all information in this prospectus:

•	is based on 27,861,158 shares of common stock outstanding as of August 31, 2014:

•	excludes 2,420,133 shares of common stock issuable upon the exercise of stock options outstanding at August 31, 2014 with a weighted average exercise price of $2.97 per share;

•	excludes 3,069,113 shares of common stock issuable upon the exercise of outstanding warrants at August 31, 2014 with a weighted average exercise price of $4.12 per share;

•	excludes 1,612,970 shares of common stock available for future grants under our Amended and Restated 2010 Stock Incentive Plan at August 31, 2014;

•

excludes any additional shares of common stock that we may issue to Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to a $1,500,000 purchase agreement and a $15,000,000 purchase agreement we entered into on November 5, 2012 and November 2, 2012, respectively, which provides that, upon the terms and subject to the conditions and limitation set forth therein, Lincoln

Park is committed to purchase up to an aggregate of an additional $15.9 million of shares of our common stock over the term of the purchase agreements, should we elect to sell shares to Lincoln Park; and

•	assumes no exercise by the underwriters of the option to purchase additional shares of common stock from us to cover over-allotments, if any.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus, before deciding to invest in our common stock. The following factors affect our business, our intellectual property, the industry in which we operate and our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or which we currently consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

Risks Related to Our Business

We will be required to raise significant additional capital, and our ability to obtain funding is uncertain. If sufficient capital is not available, we may not be able to continue our operations as proposed (including any Phase IIb clinical trial initiated or ongoing for Tcelna, or any study planned for OPX-212 in NMO), which may require us to modify our business plan, curtail various aspects of our operations, cease operations or seek relief under applicable bankruptcy laws.

As of June 30, 2014, we had cash and cash equivalents of $16,214,690. During 2012, we closed a private offering in July 2012 consisting of convertible secured notes and warrants to purchase common stock which generated approximately $4.1 million in gross proceeds. These convertible secured notes were converted into equity during 2013 and an aggregate of 2,002,926 shares of common stock were issued. From November 2012 through January 2013, we sold an aggregate of 390,000 shares of our common stock to Lincoln Park for gross proceeds of $523,709 pursuant to our $1.5 million purchase agreement with Lincoln Park. We closed a private offering of unsecured convertible promissory notes and warrants to purchase common stock in January 2013 which generated $650,000 in gross proceeds. Upon receipt of the upfront payment from Merck in February 2013, we repaid $550,000 principal amount plus accrued interest of the January 2013 notes and converted the remaining $100,000 principal amount into shares of common stock pursuant to the investor’s election to convert into equity. In February 2013, we sold an aggregate of 167,618 shares of our common stock pursuant to a sales agreement executed on September 6, 2012 with Brinson Patrick Securities Corporation acting as sales agent under an “at-the-market” (ATM) program, for gross proceeds of $536,417. On February 4, 2013, we entered into an Option and License Agreement with Merck pursuant to which we granted the Option to Merck to acquire an exclusive, worldwide (excluding Japan) license to our Tcelna program for the treatment of MS in consideration for an upfront payment of $5 million. On February 11, 2013, we closed an offering of 1,083,334 shares of common stock and warrants to purchase 541,668 shares of common stock for gross proceeds of $3.25 million, or net proceeds of approximately $3.0 million after deducting commissions and offering expenses. On August 13, 2013, we closed an offering of 12 million shares of common stock for gross proceeds of $18 million, or net proceeds of approximately $16.2 million after deducting underwriting discounts and commissions and offering expenses, and we granted the underwriters a 30-day option to purchase up to an additional 1.8 million shares of common stock to cover over-allotments. During September 2013, the underwriters of the August 2013 underwritten public offering exercised the over-allotment option granted to them which resulted in the issuance of an additional 900,000 shares of common stock for gross proceeds of $1.35 million, or net proceeds of approximately $1.2 million after deducting underwriting discounts and commissions and offering expenses. On December 23, 2013, we closed an offering of 4,738,000 shares of common stock including the full exercise of the over-allotment option granted to the underwriters, raising gross proceeds of approximately $8.1 million or net proceeds of approximately $7.3 million after deducting the underwriting discounts and commission and offering expenses. Between March 5, 2014 and August 1, 2014, we generated gross and net proceeds of $152,687 and $148,103, respectively, on sales of an aggregate of 91,497 shares of our common stock under an amendment to our ATM sales agreement pursuant to which Meyers Associates, L.P. (doing business as Brinson Patrick, a division of Meyers Associates, L.P.) became the new sales agent.

Our operating cash burn rate during the six months ended June 30, 2014 was approximately $1.2 million per month. We reached our enrollment target for the Abili-T trial in June 2014, and a total of 190 patients have been enrolled in this two-year study. Costs associated with the Abili-T trial may result in an increase in our monthly operating cash burn in the second half of 2014 and in 2015. However, costs associated with our ongoing preclinical and manufacturing activities for OPX-212 should not materially affect our cash burn through IND submission, which is expected by mid-2015. We will need to secure significant additional resources to complete the Abili-T trial of Tcelna in SPMS and, if initiated, to conduct a Phase 1/2 proof-of-concept study of OPX-212 in NMO, as well as to support our operations during the course of the trials. Excluding any proceeds from this offering, we believe that we have sufficient liquidity to support our current clinical activities for the Abili-T trial of Tcelna in SPMS, to continue planned preclinical development activities for OPX-212 in NMO with a possible IND submission by mid-2015, and for general operations to sustain the Company and support such activities into the fourth quarter of 2015. Any other costs, however, such as costs associated with the initiation and completion of a Phase 1/2 proof-of-concept study of OPX-212 in NMO or with pursuing additional disease indications for our T-cell technology or other research or development programs, would of course shorten this period.

Given our need for substantial amounts of capital to complete the Abili-T clinical study of Tcelna in SPMS and to initiate and complete a Phase 1/2 proof-of-concept study of OPX-212 in NMO, we intend to continue to explore potential opportunities and alternatives to obtain the significant additional resources, including one or more additional financing transactions, that will be necessary to complete the studies and to support our operations during the pendency of such studies. There can be no assurance that any such financings or potential opportunities and alternatives can be consummated on acceptable terms, if at all. If we are unable to obtain additional funding for operations beyond the projected runway, we will be forced to suspend or terminate any ongoing clinical trials, which may require us to modify our business plan, curtail various aspects of our operations, cease operations or seek relief under applicable bankruptcy laws.

Other than the $1.5 million purchase agreement and the $15.0 million purchase agreement we entered into with Lincoln Park on November 5, 2012 and November 2, 2012, respectively, each of which is subject to certain limitations and conditions, we have no sources of debt or equity capital committed for funding and we must rely upon best efforts third-party debt or equity funding. Depending upon the amount raised in this offering, we may elect to terminate our at-the-market offering program or our $1.5 million purchase agreement with Lincoln Park. We can provide no assurance that we will be successful in any funding effort. The timing and degree of any future capital requirements will depend on many factors, including:

•	our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;

•	the accuracy of the assumptions underlying our estimates for capital needs in 2014 and beyond as well as for the clinical study of Tcelna;

•	scientific progress in our research and development programs;

•	the magnitude and scope of our research and development programs;

•	our progress with preclinical development and clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

•	the number and type of product candidates that we pursue.

If we raise additional funds by issuing equity securities, shareholders may experience substantial dilution. Debt financing, if available, may involve restrictive covenants that may impede our ability to operate our business. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our shareholders. There is no assurance that our capital raising efforts will be able to attract the capital needed to execute on our business plan and sustain our operations.

If we are unable to obtain additional funding to support our current clinical trial activities beyond the projected runway, we may not be able to continue or complete the Phase IIb clinical study of Tcelna in SPMS and, if initiated, to continue or complete a Phase 1/2 proof-of-concept study of OPX-212 in NMO, or otherwise continue our operations as proposed, which may require us to modify our business plan or curtail various aspects of our operations. If we are unable to maintain an adequate level of capital, it may be necessary to cease operations or seek relief under applicable bankruptcy laws. In such event, our shareholders may lose a portion or even all of their investment.

We may make changes to discretionary R&D investments that may have an impact on costs.

We are presently complementing the Abili-T clinical trial with an immune monitoring program. Expenses associated with the immune monitoring program are incurred at our discretion and are not required to satisfy any FDA-mandated criteria. Consequently, we may make changes to the parameters that are being analyzed, and these changes may result in either increased or decreased expenses for the study.

We may also incur discretionary expenses related to Phase III development, manufacturing scale-up/automation and technology transfer, research on additional indications and business development activities. There is no assurance that any such future expenses would be recovered by us.

Funding from our purchase agreements with Lincoln Park and our ATM facility may be limited or be insufficient to fund our operations or to implement our strategy.

Under our $1.5 million purchase agreement and our $15.0 million purchase agreement with Lincoln Park, we may direct Lincoln Park to purchase up to $16.5 million of shares of common stock, subject to certain limitations and conditions, over a 30-month period. From November 2012 through January 2013, we sold an aggregate of 390,000 shares to Lincoln Park pursuant to the $1.5 million purchase agreement, and we issued an aggregate of 56,507 initial commitment shares and 3,585 additional commitment shares in connection therewith. There can be no assurance that we will be able to receive any or all of the additional funds from Lincoln Park because the $1.5 million purchase agreement and the $15.0 million purchase agreement contain limitations, restrictions, requirements, events of default and other provisions that could limit our ability to cause Lincoln Park to buy common stock from us, including that the closing price of our stock is at least $1.00 and that Lincoln Park own no more than 4.99% of our common stock under the $1.5 million purchase agreement or no more than 9.99% of our common stock under the $15.0 million purchase agreement, and the requirement to keep current the prospectus included as part of the Form S-1 registration statement relating to the $15.0 million purchase agreement (which is not current as of this date). In addition, under the applicable rules of the NASDAQ Capital Market, if we seek to issue shares which may be aggregated with shares sold to Lincoln Park under the $1.5 million purchase agreement and the $15.0 million purchase agreement in excess of 1,151,829 shares or 19.99% of the total common stock outstanding as of the date of the $15.0 million purchase agreement, we may be required to seek shareholder approval in order to be in compliance with the NASDAQ Capital Market rules.

The extent to which we rely on Lincoln Park as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding.

We will need to keep current the offering prospectus relating to the new ATM Agreement with Brinson Patrick, a division of Meyers Associates, L.P., in order to use the program to sell shares of our common stock. The number of shares and price at which we may be able to sell shares under the new ATM Agreement may be limited due to market conditions and other factors beyond our control.

Depending upon the amount raised in this offering, we may elect to terminate our at-the-market offering program or our $1.5 million purchase agreement with Lincoln Park.

We have a history of operating losses and do not expect to be profitable in the foreseeable future.

We have not generated any profits since our entry into the biotechnology business and we have incurred significant operating losses. We expect to incur additional operating losses for the foreseeable future. We have not received, and we do not expect to receive for at least the next several years, any revenues from the commercialization of any potential products. We do not currently have any sources of revenues and may not have any in the foreseeable future.

Our business is at an early stage of development. We are largely dependent on the success of our lead product candidate, Tcelna, and we cannot be certain that Tcelna will receive regulatory approval or be successfully commercialized.

Our business is at an early stage of development. We do not have any product candidates that have completed late-stage clinical trials nor do we have any products on the market. We have only one product candidate, Tcelna, which has progressed to the stage of being studied in human clinical trials in the United States. We recently announced the initiation of early development activities with our second pipeline candidate, OPX-212 in NMO. Tcelna, and any other potential products, including OPX-212, will require regulatory approval prior to marketing in the United States and other countries. Obtaining such approval requires significant research and development and preclinical and clinical testing. We may not be able to develop any products, to obtain regulatory approvals, to continue clinical development of Tcelna, to enter clinical trials (or any development activities) for any other product candidates (such as OPX-212) or to commercialize any products. Tcelna, and any other potential products (such as OPX-212), may prove to have undesirable or unintended side effects or other characteristics adversely affecting their safety, efficacy or cost-effectiveness that could prevent or limit their use. Any product using any of our technology may fail to provide the intended therapeutic benefits or to achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing or production.

We have provided Merck with the Option, which provides Merck with the opportunity, if exercised, to control the development and commercialization of Tcelna in MS.

In February 2013, we granted the Option to Merck. The Option permits Merck to acquire an exclusive, worldwide (excluding Japan) license of our Tcelna program for the treatment of MS. The Option may be exercised by Merck prior to or upon completion of our ongoing Phase IIb trial of Tcelna in patients with SPMS. If Merck exercises the Option, Merck would be solely responsible for funding development, regulatory and commercialization activities for Tcelna in MS, although we would retain an option to co-fund certain development in exchange for increased royalty rates. We would also retain rights to Tcelna in Japan, certain rights with respect to the manufacture of Tcelna, and rights outside of MS. In consideration for the Option, we received an upfront payment of $5 million and may be eligible to receive an option exercise fee as well as milestone and royalty payments based on achievement of development and commercialization milestones. The rights we have relinquished to our product candidate Tcelna, including development and commercialization rights, may harm our ability to generate revenues and achieve or sustain profitability.

If Merck exercises the Option, we would become reliant on Merck’s resources and efforts with respect to Tcelna in MS. In such an event, Merck may fail to develop or effectively commercialize Tcelna for a variety of reasons, including that Merck:

•	does not have sufficient resources or decides not to devote the necessary resources due to internal constraints such as limited cash or human resources;

•	decides to pursue a competitive potential product;

•	cannot obtain the necessary regulatory approvals;

•	determines that the market opportunity is not attractive; or

•	cannot manufacture or obtain the necessary materials in sufficient quantities from multiple sources or at a reasonable cost.

If Merck does not exercise the Option, we may be unable to enter into a collaboration with any other potential partner on acceptable terms, if at all. We face competition in our search for partners from other organizations worldwide, many of whom are larger and are able to offer more attractive deals in terms of financial commitments, contribution of human resources, or development, manufacturing, regulatory or commercial expertise and support.

If Merck does not exercise the Option, and we are not successful in attracting another partner and entering into collaboration on acceptable terms, we may not be able to complete development of or commercialize any product candidate, including Tcelna. In such event, our ability to generate revenues and achieve or sustain profitability would be significantly hindered and we may not be able to continue operations as proposed, requiring us to modify our business plan, curtail various aspects of our operations or cease operations.

We will need regulatory approvals for any product candidate, including Tcelna, prior to introduction to the market, which will require successful testing in clinical trials. Clinical trials are subject to extensive regulatory requirements, and are very expensive, time-consuming and difficult to design and implement. Any product candidate, such as Tcelna, may fail to achieve necessary safety and efficacy endpoints during clinical trials in which case we will be unable to generate revenue from the commercialization and sale of our products.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous FDA requirements, and must otherwise comply with federal, state and local requirements and policies of the medical institutions where they are conducted. The clinical trial process is also time-consuming. We reached our enrollment target for the Abili-T trial in June 2014, and a total of 190 patients have been enrolled in this two-year study. We expect top-line data for Tcelna to be available in the second half of 2016. In addition, we anticipate that at least a pivotal Phase III clinical trial would be necessary before an application could be submitted for approval of Tcelna for SPMS. Failure can occur at any stage of the trials, and problems could be encountered that would cause us or Merck (in the event the Option is exercised) to be unable to initiate a trial, or to abandon or repeat a clinical trial.

The commencement and completion of clinical trials, including the continuation and completion of the Phase IIb clinical trial of Tcelna in SPMS, may be delayed or prevented by several factors, including:

•	FDA or IRB objection to proposed protocols;

•	discussions or disagreement with the FDA over the adequacy of trial design to potentially demonstrate effectiveness, and subsequent design modifications;

•	unforeseen safety issues;

•	determination of dosing issues, epitope profiles, and related adjustments;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	product quality problems (e.g., sterility or purity);

•	challenges to patient monitoring and data collection during or after treatment (e.g., patients’ failure to return for follow-up visits, detection of epitope profiles in subsequent visits, etc.); and

•	failure of medical investigators to follow our clinical protocols.

In addition, we, Merck with respect to Tcelna (if the Option is exercised) or the FDA (based on its authority over clinical studies) may delay a proposed investigation or suspend clinical trials in progress at any time if it appears that the study may pose significant risks to the study participants or other serious deficiencies are identified. Prior to approval of any product candidate, the FDA must determine that the data demonstrate safety and effectiveness. The large majority of drug candidates that begin human clinical trials fail to demonstrate the desired safety and efficacy characteristics.

Furthermore, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols, or otherwise modify our intended course of clinical development, to reflect these changes. This, too, may impact the costs, timing or successful completion of a clinical trial. In light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of Congress, the U.S. Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products, and establishment of risk management programs that may, for instance, restrict distribution of drug products. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

Even if regulatory approval is obtained for any product candidate, such as Tcelna, any such approval may be subject to limitations on the indicated uses for which it may be marketed. Our ability to generate revenues from the commercialization and sale of any potential products, whether directly or through any development arrangement (such as where Merck exercises the Option) will be limited by any failure to obtain or limitation on necessary regulatory approvals.

If Merck exercises the Option, Merck would be solely responsible for funding development, regulatory and commercialization activities for Tcelna in MS, although we would retain an option to co-fund certain development in exchange for increased royalty rates.

We will rely on third parties to conduct our clinical trials and perform data collection and analysis, which may result in costs and delays that may hamper our ability to successfully develop and commercialize any product candidate, including Tcelna.

Although we have participated in the design and management of our past clinical trials, we do not have the ability to conduct clinical trials directly for any product candidate, including Tcelna. We will need to rely on contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct our clinical trials and to perform data collection and analysis, including the Phase IIb trial of Tcelna in patients with SPMS.

Our clinical trials may be delayed, suspended or terminated if:

•	any third party upon whom we rely does not successfully carry out its contractual duties or regulatory obligations or meet expected deadlines;

•	licenses needed from third parties for manufacturing in order to conduct Phase III trials or to conduct commercial manufacturing, if applicable, are not obtained;

•	any such third party needs to be replaced; or

•	the quality or accuracy of the data obtained by the third party is compromised due to its failure to adhere to clinical protocols or regulatory requirements or for other reasons.

Failure to perform by any third party upon whom we rely may increase our development costs, delay our ability to obtain regulatory approval and prevent the commercialization of any product candidate, including Tcelna. While we believe that there are numerous alternative sources to provide these services, we might not be able to enter into replacement arrangements without delays or additional expenditures if we were to seek such alternative sources.

If we fail to identify and license or acquire other product candidates, we will not be able to expand our business over the long term.

We have focused on MS as the first disease to be pursued off our T-cell platform technology, and we recently announced the initiation of NMO as the second disease we are pursuing. As a platform technology, there exists the potential to address other autoimmune diseases with the technology. Early development activities including preclinical and manufacturing activities have been initiated in OPX-212. The work in NMO is modest compared to the effort that has been committed to the lead MS indication. Our business over the long term is substantially dependent on our ability to develop, license or acquire product candidates and further develop them for commercialization. The success of this strategy depends upon our ability to expand our existing platform or identify, select and acquire the right product candidates. We have limited experience identifying, negotiating and implementing economically viable product candidate acquisitions or licenses, which is a lengthy and complex process. Also, the market for licensing and acquiring product candidates is intensely competitive, and many of our competitors have greater resources than we do. We may not have the requisite capital resources to consummate product candidate acquisitions or licenses that we identify to fulfill our strategy.

Moreover, any product candidate acquisition that we do complete will involve numerous risks, including:

•	difficulties in integrating the development program for the acquired product candidate into our existing operations;

•	diversion of financial and management resources from existing operations;

•	risks of entering new potential markets or technologies;

•	inability to generate sufficient funding to offset acquisition costs; and

•	delays that may result from our having to perform unanticipated preclinical trials or other tests on the product candidate.

We are dependent upon our management team and a small number of employees.

Our business strategy is dependent upon the skills and knowledge of our management team. If any critical employee leaves, we may be unable on a timely basis to hire suitable replacements to operate our business effectively. We also operate with a very small number of employees and thus have little or no backup capability for their activities. The loss of the services of any member of our management team or the loss of just a few other employees could have a material adverse effect on our business and results of operations.

If we fail to meet our obligations under our license agreements, we may lose our rights to key technologies on which our business depends.

Our business depends on licenses from third parties. These third party license agreements impose obligations on us, such as payment obligations and obligations diligently to pursue development of commercial products under the licensed patents. We may also need to seek additional licenses as we move into Phase III trials and, if applicable, the commercial stage of operations. These licenses may require increased payments to the licensors. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were restricted or ultimately lost, our ability to continue our business based on the affected technology platform could be adversely affected.

Our research and manufacturing facility is not large enough to manufacture product candidates, such as Tcelna, for certain clinical trials or, if such clinical trials are successful, commercial applications.

We conduct our research and development in a 10,200 square foot facility in The Woodlands, Texas, which includes an approximately 1,200 square foot suite of three rooms for the manufacture of T-cell therapies. We believe our facility should have the capacity to support full clinical development of Tcelna in North American trials for SPMS and, if applicable, a Phase 1/2 proof-of-concept study of OPX-212 in NMO. It is not sufficient, however, to support clinical trials outside North America including Europe and Asia, if required, or the commercial launch of Tcelna or any other product candidate. In this case, we would need to expand our manufacturing staff and facility, obtain a new facility, contract with corporate collaborators or other third parties to assist with future drug production and commercialization, or defer to Merck (in the event the Option is exercised) to address manufacturing requirements.

In the event that we decide to establish a commercial-scale manufacturing facility, we will require substantial additional funds and will be required to hire and train significant numbers of employees and comply with applicable regulations, which are extensive. We do not have funds available for building a manufacturing facility, and we may not be able to build a manufacturing facility that both meets regulatory requirements and is sufficient for our commercial-scale manufacturing.

We may arrange with third parties for the manufacture of our future products, if any. However, our third-party sourcing strategy may not result in a cost-effective means for manufacturing our future products. If we employ third-party manufacturers, we will not control many aspects of the manufacturing process, including compliance by these third parties with cGMP and other regulatory requirements. We further may not be able to obtain adequate supplies from third-party manufacturers in a timely fashion for development or commercialization purposes, and commercial quantities of products may not be available from contract manufacturers at acceptable costs.

Problems with our manufacturing process or with a manufacturing facility (whether ours or a third party’s) could result in the failure to produce, or a delay in producing, adequate supplies of a product candidate such as Tcelna. A number of factors could cause interruptions or delays, including equipment malfunctions or failures, destruction or damage to a manufacturing facility due to natural disasters or otherwise, contamination of materials, changes in regulatory requirements or standards that require modifications to our manufacturing process, action by a regulatory agency or by a manufacturer (whether us or a third party) that results in the halting or slowdown of production due to regulatory issues, any third-party manufacturer going out of business or failing to produce as contractually required, or other similar factors.

Difficulties, delays or interruptions in the manufacture and supply of a product candidate such as Tcelna could require us to stop treating patients in our clinical development of such product candidate and/or require a halt to or suspension of, or otherwise adversely affect, a clinical trial, thus increasing our costs and damaging our reputation. If a product candidate such as Tcelna is approved, difficulties, delays or interruptions in the manufacture and supply of such product candidate could cause a delay in or even halt or suspend the commercialization of such product candidate, potentially causing a partial or complete loss of revenue or market share.

Tcelna is manufactured using our proprietary Immpath® technology for the production of an autologous T-cell immunotherapy utilizing a patient’s own blood. Our manufacturing process may raise development issues that may not be resolvable, regulatory issues that could delay or prevent approval, or personnel issues that may prevent the further development or commercialization, if approved, of any product candidate such as Tcelna.

Tcelna is based on our novel T-cell immunotherapy platform, Immpath, which produces an autologous T-cell immunotherapy utilizing a patient’s own blood. OPX-212 is expected to be similarly produced. The manufacture of living T-cell products requires specialized facilities, equipment and personnel which are different than the resources required for manufacturing chemical or biologic compounds. Scaling-out the manufacture of living cell products to meet demands for commercialization will require substantial amounts of such specialized facilities, equipment and personnel, especially where, as is the case for Tcelna and expected to be the case for OPX-212, the products are personalized and must be made for each patient individually. Because our manufacturing processes are complex, require facilities and personnel that are not widely available in the industry, involve equipment and training with long lead times, and the establishment of new manufacturing facilities is subject to a potentially lengthy regulatory approval process, alternative qualified production capacity may not be available on a timely basis or on reasonably terms, if at all. In addition, not many consultants or advisors in the industry have relevant experience and can provide guidance or assistance because active immune therapies such as Tcelna are fundamentally a new category of product in two major ways: (i) the product consists of living T-cells, not chemical or biologic compounds; and (ii) the product is personalized. There can be no assurance that manufacturing problems will not arise in the future which we may not be able to resolve or which may cause significant delays in development or, if any product candidate such as Tcelna is approved, commercialization.

Regulatory approval of product candidates such as Tcelna that are manufactured using novel manufacturing processes such as ours can be more expensive and take longer than other, more well-known or extensively studied pharmaceutical or biopharmaceutical products, due to a lack of experience with them. FDA approval of personalized immunotherapy products has been limited to date. This lack of experience and precedent may lengthen the regulatory review process, require that additional studies or clinical trials be conducted, increase development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization, or lead to significant post-approval limitations or restrictions.

In addition, the novel nature of product candidates such as Tcelna also means that fewer people are trained in or experienced with product candidates of this type, which may make it difficult to find, hire and retain capable personnel for research, development and manufacturing positions.

If any product we may eventually have is not accepted by the market or if users of any such product are unable to obtain adequate coverage of and reimbursement for such product from government and other third-party payors, our revenues and profitability will suffer.

In the instance of Tcelna, if Merck exercises the Option then our ability to achieve revenue will be dependent upon the efforts and success of Merck in developing and commercializing Tcelna. Our ability to successfully commercialize any product we may eventually have, to the extent applicable, and/or our ability to receive any revenue associated with Tcelna in the event Merck exercises the Option, will depend in significant part on the extent to which appropriate coverage of and reimbursement for such product and any related treatments are obtained from governmental authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs. Third-party payors are increasingly challenging the prices charged for medical products and services. We cannot provide any assurances that third-party payors will consider any product cost-effective or provide coverage of and reimbursement for such product, in whole or in part.

Uncertainty exists as to the coverage and reimbursement status of newly approved medical products and services and newly approved indications for existing products. Third-party payors may conclude that any product is less safe, less clinically effective, or less cost-effective than existing products, and third-party payors may not approve such product for coverage and reimbursement. If adequate coverage of and reimbursement for any product from third-party payors cannot be obtained, physicians may limit how much or under what circumstances they will prescribe or administer them. Such reduction or limitation in the use of any such product would cause sales to suffer. Even if third-party payors make reimbursement available, payment levels may not be sufficient to make the sale of any such product profitable.

In addition, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of medical services and products, may result in inadequate coverage of and reimbursement for any product we may eventually have. Many third-party payors, including in particular HMOs, are pursuing various ways to reduce pharmaceutical costs, including, for instance, the use of formularies. The market for any product depends on access to such formularies, which are lists of medications for which third-party payors provide reimbursement. These formularies are increasingly restricted, and pharmaceutical companies face significant competition in their efforts to place their products on formularies of HMOs and other third-party payors. This increased competition has led to a downward pricing pressure in the industry. The cost containment measures that third-party payors are instituting could have a material adverse effect on our ability to operate profitably.

Any product candidate, such as Tcelna, if approved for sale, may not gain acceptance among physicians, patients and the medical community, thereby limiting our potential to generate revenues.

Even if a product candidate, such as Tcelna, is approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors, and our profitability and growth, will depend on a number of factors, including:

•	demonstration of efficacy;

•	relative convenience and ease of administration;

•	the prevalence and severity of any adverse side effects;

•	availability and cost of alternative treatments, including cheaper generic drugs;

•	pricing and cost effectiveness, which may be subject to regulatory control;

•	effectiveness of sales and marketing strategies for the product and competition for such product;

•	the product labeling or product insert required by the FDA or regulatory authority in other countries; and

•	the availability of adequate third-party insurance coverage or reimbursement.

If any product candidate does not provide a treatment regimen that is as beneficial as the current standard of care or otherwise does not provide patient benefit, that product candidate, if approved for commercial sale by the FDA or other regulatory authorities, likely will not achieve market acceptance and our ability to generate revenues from that product candidate would be substantially reduced.

We have incurred, and expect to continue to incur, increased costs and risks as a result of being a public company.

As a public company, we are required to comply with the Sarbanes-Oxley Act of 2002, or SOX, as well as rules and regulations implemented by the SEC and The NASDAQ Stock Market (NASDAQ). Changes in the laws and regulations affecting public companies, including the provisions of SOX and rules adopted by the SEC and by NASDAQ, have resulted in, and will continue to result in, increased costs to us as we respond to their requirements. Given the risks inherent in the design and operation of internal controls over financial reporting, the effectiveness of our internal controls over financial reporting is uncertain. If our internal controls are not designed or operating effectively, we may not be able to conclude an evaluation of our internal control over financial reporting as required or we or our independent registered public accounting firm may determine that our internal control over financial reporting was not effective. In addition, our registered public accounting firm may either disclaim an opinion as it relates to management’s assessment of the effectiveness of our internal controls or may issue an adverse opinion on the effectiveness of our internal controls over financial reporting. Investors may lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and which could affect our ability to run our business as we otherwise would like to. New rules could also make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the coverage that is the same or similar to our current coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our Board committees and as executive officers. We cannot predict or estimate the total amount of the costs we may incur or the timing of such costs to comply with these rules and regulations.

Under the corporate governance standards of NASDAQ, a majority of our Board of Directors and each member of our Audit and Compensation Committees must be an independent director. If any vacancies on our Board or our Audit or Compensation Committees occur that need to be filled by independent directors, we may encounter difficulty in attracting qualified persons to serve on our Board and, in particular, our Audit Committee. If we fail to attract and retain the required number of independent directors, we may be subject to SEC enforcement proceedings and delisting of our common stock from the NASDAQ Capital Market.

Any acquisitions that we make could disrupt our business and harm our financial condition

We expect to evaluate potential strategic acquisitions of complementary businesses, products or technologies on a global geographic footprint. We may also consider joint ventures, licensing and other collaborative projects. We may not be able to identify appropriate acquisition candidates or strategic partners, or successfully negotiate, finance or integrate acquisitions of any businesses, products or technologies. Furthermore, the integration of any acquisition and management of any collaborative project may divert our management’s time and resources from our core business and disrupt our operations. We do not have any experience with acquiring companies, or with acquiring products outside of the United States. Any cash acquisition we pursue would potentially divert the cash we have on our balance sheet from our present clinical development programs. Any stock acquisitions would dilute our shareholders’ ownership. While we from time to time evaluate potential collaborative projects and acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present commitments or agreements with respect to any acquisitions or collaborative projects.

Risks Related to Doing Business Internationally

We plan to do business internationally, which may prove to be difficult and fraught with economic, regulatory and political issues. We may acquire or in-license foreign companies or technologies or commercialize our T-cell or stem cell platform in countries where the business, economic and political climates are very different from those of the United States. We may not be aware of some of these issues and it may be difficult for a U.S. company to overcome these issues and ultimately become profitable. Certain foreign countries may favor businesses that are owned by nationals of those countries as opposed to foreign-owned business operating locally. As a small company, we may not have the resources to engage in the negotiation and time-consuming work needed to overcome some of these potential issues.

Risks Related to Our Intellectual Property

Patents obtained by other persons may result in infringement claims against us that are costly to defend and which may limit our ability to use the disputed technologies and prevent us from pursuing research and development or commercialization of potential products, such as Tcelna.

If third party patents or patent applications contain claims infringed by either our licensed technology or other technology required to make or use our potential products, such as Tcelna, and such claims are ultimately determined to be valid, there can be no assurance that we would be able to obtain licenses to these patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. If we are unable to obtain such licenses at a reasonable cost, we (or, in the event the Option is exercised, Merck with respect to Tcelna) may not be able to develop any affected product candidate commercially. There can be no assurance that we will not be obliged to defend ourselves (or, in the event the Option is exercised, Merck with respect to Tcelna) in court against allegations of infringement of third party patents. Patent litigation is very expensive and could consume substantial resources and create significant uncertainties. An adverse outcome in such a suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease using such technology.

If we are unable to obtain patent protection and other proprietary rights, our operations will be significantly harmed.

Our ability to compete effectively is dependent upon obtaining patent protection relating to our technologies. The patent positions of pharmaceutical and biotechnology companies, including ours, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application can be denied or significantly reduced before or after the patent is issued. Consequently, we do not know whether pending patent applications for our technology will result in the issuance of patents, or if any issued patents will provide significant protection or commercial advantage or will be circumvented by others. Since patent applications are secret until the applications are published (usually 18 months after the earliest effective filing date), and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that the inventors of our owned or licensed intellectual property rights were the first to make the inventions at issue or that any patent applications at issue were the first to be filed for such inventions. There can be no assurance that patents will issue from pending patent applications or, if issued, that such patents will be of commercial benefit to us, afford us adequate protection from competing products, or not be challenged or declared invalid.

For our licensed intellectual property, we have limited control over the amount or timing of resources that are devoted to the prosecution of certain of such intellectual property. Due to this lack of control and general uncertainties in the patent prosecution process, we cannot be sure that any licensed patents will result from licensed applications or, if they do, that they will be maintained. Issued U.S. patents require the payment of maintenance fees to continue to be in force. We rely on licensors to do this and their failure to do so could result in the forfeiture of patents not timely maintained. Many foreign patent offices also require the payment of periodic annuities to keep patents and patent applications in good standing. As we may not maintain control over the payment of all such annuities, we cannot assure you that our licensors will timely pay such annuities and that the granted patents and pending patent applications will not become abandoned. In addition, our licensors may have selected a limited amount of foreign patent protection, and therefore applications have not been filed in, and foreign patents may not have been perfected in, all commercially significant countries.

The patent protection of product candidates, such as Tcelna, involves complex legal and factual questions. To the extent that it would be necessary or advantageous for any of our licensors to cooperate or lead in the enforcement of our licensed intellectual property rights, we cannot control the amount or timing of resources such licensors devote on our behalf or the priority they place on enforcing such rights. We may not be able to protect our intellectual property rights against third party infringement, which may be difficult to detect. Additionally, challenges may be made to the ownership of our intellectual property rights, our ability to enforce them, or our underlying licenses.

We cannot be certain that any of the patents issued to us or to our licensors will provide adequate protection from competing products. Our success will depend, in part, on whether we or our licensors can:

•	obtain and maintain patents to protect our product candidates such as Tcelna;

•	obtain and maintain any required or desirable licenses to use certain technologies of third parties, which may be protected by patents;

•	protect our trade secrets and know-how;

•	operate without infringing the intellectual property and proprietary rights of others;

•	enforce the issued patents under which we hold rights; and

•	develop additional proprietary technologies that are patentable.

The degree of future protection for our proprietary rights (owned or licensed) is uncertain. For example:

•	we or our licensor might not have been the first to make the inventions covered by pending patent applications or issued patents owned by, or licensed to, us;

•	we or our licensor might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of the technologies owned by, or licensed to, us;

•	it is possible that none of the pending patent applications owned by, or licensed to, us will result in issued patents;

•	any patents under which we hold rights may not provide us with a basis for commercially viable products, may not provide us with any competitive advantages or may be challenged by third parties as invalid, or unenforceable under U.S. or foreign laws; or

•	any of the issued patents under which we hold rights may not be valid or enforceable or may be circumvented successfully in light of the continuing evolution of domestic and foreign patent laws.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

We rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with our employees, consultants, outside scientific collaborators and other advisors, to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Further, we have limited control, if any, over the protection of trade secrets developed by our licensors. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

A number of pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have been issued patents relating to cell therapy, T-cells, and other technologies potentially relevant to or required by our product candidates such as Tcelna. We cannot predict which, if any, of such applications will issue as patents or the claims that might be allowed. We are aware of a number of patent applications and patents claiming use of modified cells to treat disease, disorder or injury.

There is significant litigation in our industry regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our product candidates, such as Tcelna, or their methods of use, manufacturing or other technologies or activities infringe the intellectual property rights of such third parties. If our product candidates, such as Tcelna, or their methods of manufacture are found to infringe any such patents, we may have to pay significant damages or seek licenses under such patents. We have not conducted comprehensive searches of patents issued to third parties relating to Tcelna or OPX-212. Consequently, no assurance can be given that third-party patents containing claims covering Tcelna or OPX-212, their methods of use or manufacture do not exist or have not been filed and will not be issued in the future. Because some patent applications in the United States may be maintained in secrecy until the patents are issued, and because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, we cannot be certain that others have not filed patent applications that will mature into issued patents that relate to our current or future product candidates that could have a material effect in developing and commercializing one or more of our product candidates. A patent holder could prevent us from importing, making, using or selling the patented compounds. We may need to resort to litigation to enforce our intellectual property rights or to determine the scope and validity of third-party proprietary rights. Similarly, we may be subject to claims that we have inappropriately used or disclosed trade secrets or other proprietary information of third parties. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. We may not be able to afford the costs of litigation. Any legal action against us or our collaborators could lead to:

•	payment of actual damages, royalties, lost profits, potentially treble damages and attorneys’ fees, if we are found to have willfully infringed a third party’s patent rights;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell our products;

•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms if at all; or

•	significant cost and expense, as well as distraction of our management from our business.

As a result, we could be prevented from commercializing current or future product candidates.

Risks Related to Our Industry

We are subject to stringent regulation of our product candidates, such as Tcelna, which could delay development and commercialization.

We, our third-party contractors, suppliers and partners (such as Merck, in the event the Option is exercised, with respect to Tcelna), and our product candidates, such as Tcelna, are subject to stringent regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. None of our product candidates can be marketed in the United States until it has been approved by the FDA. No product candidate of ours has been approved, and we may never receive FDA approval for any product candidate. Obtaining FDA approval typically takes many years and requires substantial resources. Even if regulatory approval is obtained, the FDA may impose significant restrictions on the indicated uses, conditions for use and labeling of such products. Additionally, the FDA may require post-approval studies, including additional research and development and clinical trials. These regulatory requirements may limit the size of the market for the product or result in the incurrence of additional costs. Any delay or failure in obtaining required approvals could substantially reduce our ability to generate revenues.

In addition, both before and after regulatory approval, we, our partners and our product candidates, such as Tcelna, are subject to numerous FDA requirements covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. The FDA’s requirements may change and additional government regulations may be promulgated that could affect us, our partners and our product candidates, such as Tcelna. Given the number of recent high profile adverse safety events with certain drug products, the FDA may require, as a condition of approval, costly risk management programs, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials and restrictions on direct-to-consumer advertising. Furthermore, heightened Congressional scrutiny on the adequacy of the FDA’s drug approval process and the agency’s efforts to assure the safety of marketed drugs resulted in the enactment of legislation addressing drug safety issues, the FDA Amendments Act of 2007. This legislation provides the FDA with expanded authority over drug products after approval and the FDA’s exercise of this authority could result in delays or increased costs during the period of product development, clinical trials and regulatory review and approval, and increased costs to assure compliance with new post-approval regulatory requirements. We cannot predict the likelihood, nature or extent of government regulation that may arise from this or future legislation or administrative action, either in the United States or abroad.

In order to market any of our products outside of the United States, we and our strategic partners and licensees must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods and the time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States. Approval by the FDA does not automatically lead to the approval of authorities outside of the United States and, similarly, approval by other regulatory authorities outside the United States will not automatically lead to FDA approval. In addition, regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Our product candidates, such as Tcelna, may not be approved for all indications that we request, which would limit uses and adversely impact our potential royalties and product sales. Such approval may be subject to limitations on the indicated uses for which any potential product may be marketed or require costly, post-marketing follow-up studies.

If we fail to comply with applicable regulatory requirements in the United States and other countries, among other things, we may be subject to fines and other civil penalties, delays in approving or failure to approve a product, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, interruption of manufacturing or clinical trials, injunctions and criminal prosecution, any of which would harm our business.

We may need to change our business practices to comply with health care fraud and abuse regulations, and our failure to comply with such laws could adversely affect our business, financial condition and results of operations.

If Merck exercises the Option, Merck would be solely responsible for funding development, regulatory and commercialization activities for Tcelna in MS, although we would retain an option to co-fund certain development in exchange for increased royalty rates. Otherwise, if we are successful in achieving approval to market one or more of our product candidates, our operations will be directly, or indirectly through our customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and False Claims Act. These laws may impact, among other things, our proposed sales, marketing, and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the Department of Health and Human Services, Office of Inspector General, or OIG, to issue a series of regulations, known as the “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits persons from knowingly filing or causing to be filed a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, sometimes known as “relators” or, more commonly, as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing of qui tam actions has increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a False Claims Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties. Various states have also enacted laws modeled after the federal False Claims Act.

In addition to the laws described above, the Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

Beginning August 1, 2013, the Physician Payments Sunshine Act (the “Sunshine Act”), which is part of the Patient Protection and Affordable Care Act, requires manufacturers of drugs, medical devices, biologicals or medical supplies that participate in U.S. federal health care programs to track and then report certain payments and items of value given to U.S. physicians and U.S. teaching hospitals (defined as “Covered Recipients”). The Sunshine Act requires that manufacturers collect this information on a yearly basis and then report it to Centers for Medicare & Medicaid Services by the 90th day of each subsequent year.

If our operations are found to be in violation of any of the laws described above and other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare programs, and the curtailment or restructuring of our operations.

If our competitors develop and market products that are more effective than our product candidates, they may reduce or eliminate our commercial opportunities.

Competition in the pharmaceutical industry, particularly the market for MS products, is intense, and we expect such competition to continue to increase. We face competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies, in the United States and abroad. Our competitors have products that have been approved or are in advanced development and may succeed in developing drugs that are more effective, safer and more affordable or more easily administered than ours, or that achieve patent protection or commercialization sooner than our products. Our most significant competitors are fully integrated pharmaceutical companies and more established biotechnology companies. These companies have significantly greater capital resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals, and marketing than we currently do. However, smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaboration arrangements with large pharmaceutical and established biotechnology companies. In addition to the competitors with existing products that have been approved, many of our competitors are further along in the process of product development and also operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or further product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop obsolete.

Our competitors may also develop alternative therapies that could further limit the market for any products that we may develop.

Rapid technological change could make our products obsolete.

Biopharmaceutical technologies have undergone rapid and significant change, and we expect that they will continue to do so. As a result, there is significant risk that our product candidates, such as Tcelna, may be rendered obsolete or uneconomical by new discoveries before we recover any expenses incurred in connection with their development. If our product candidates, such as Tcelna, are rendered obsolete by advancements in biopharmaceutical technologies, our future prospects will suffer.

Consumers may sue us for product liability, which could result in substantial liabilities that exceed our available resources and damage our reputation.

Developing and commercializing drug products entails significant product liability risks. Liability claims may arise from our and our collaborators’ use of products in clinical trials and the commercial sale of those products.

In the event that any of our product candidates becomes an approved product and is commercialized, consumers may make product liability claims directly against us and/or our partners (such as Merck, in the event the Option is exercised, with respect to Tcelna), and our partners or others selling these products may seek contribution from us if they incur any loss or expenses related to such claims. We have insurance that covers clinical trial activities. We believe our insurance coverage as of the date hereof is reasonably adequate at this time. However, we will need to increase and expand this coverage as we commence additional clinical trials, as well as larger scale trials, and if any product candidate is approved for commercial sale. This insurance may be prohibitively expensive or may not fully cover our potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the regulatory approval or commercialization of products that we or one of our collaborators develop. Product liability claims could have a material adverse effect on our business and results of operations. Liability from such claims could exceed our total assets if we do not prevail in any lawsuit brought by a third party alleging that an injury was caused by one or more of our products.

Government controls and health care reform measures could adversely affect our business.

The business and financial condition of pharmaceutical and biotechnology companies are affected by the efforts of governmental and third-party payors to contain or reduce the costs of health care. In the United States and in foreign jurisdictions, there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. For example, in some foreign countries, particularly in Europe, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct additional clinical trials that compare the cost-effectiveness of any product candidate, such as Tcelna, to other available therapies. If reimbursement of any product candidate such as Tcelna, if approved, is unavailable or limited in scope or amount in a particular country, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability in such country. In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. Any negotiated prices for any product candidate such as Tcelna, if approved, covered by a Part D prescription drug plan will likely be lower than the prices that might otherwise be obtained outside of the Medicare Part D prescription drug plan. Moreover, while Medicare Part D applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment under Medicare Part D may result in a similar reduction in payments from non-governmental payors.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell any product candidate such as Tcelna, if approved. Among policy-makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect: the demand for any product candidate such as Tcelna, if approved; the ability to set a price that we believe is fair for any product candidate such as Tcelna, if approved; our ability to generate revenues and achieve or maintain profitability; the level of taxes that we are required to pay; and the availability of capital.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the ACA), became law in the United States. The goal of the ACA is to reduce the cost of healthcare and substantially change the way healthcare is financed by both governmental and private insurers. The ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of any product candidate such as Tcelna, if approved. Provisions of the ACA relevant to the pharmaceutical industry include the following: an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs; an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively; a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts on negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level beginning in 2014, thereby potentially increasing manufacturers’ Medicaid rebate liability; expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; new requirements under the federal Open Payments program and its implementing regulations; and expansion of healthcare fraud and abuse laws, including the federal False Claims Act and the federal Anti-Kickback Statute, new government investigative powers and enhanced penalties for noncompliance. In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several types of providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding.

Another example of reform that could affect our business is drug reimportation into the United States (i.e., the reimportation of approved drugs originally manufactured in the United States back into the United States from other countries where the drugs were sold at lower prices). Initiatives in this regard could decrease the price we or any potential collaborators receive for our product candidates if they are ever approved for sale, adversely affecting our future revenue growth and potential profitability. Moreover, the pendency or approval of such proposals could result in a decrease in our stock price or adversely affect our ability to raise capital or to obtain strategic partnerships or licenses.

Risks Related to Our Securities

There is currently a limited market for our securities, and any trading market that exists in our securities may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Although our common stock is traded on the NASDAQ Capital Market, there is currently a limited market for our securities and there can be no assurance that an active market will ever develop. Investors are cautioned not to rely on the possibility that an active trading market may develop.

Our stock may be delisted from NASDAQ, which could affect its market price and liquidity.

We are required to meet certain qualitative and financial tests (including a minimum stockholders’ equity of $2.5 million and a minimum bid price for our common stock of $1.00 per share), as well as certain corporate governance standards, to maintain the listing of our common stock on the NASDAQ Capital Market. It is possible that we could fail to satisfy one or more of these requirements. For example, our stockholders’ equity of $1,341,611 as of June 30, 2013 was below the minimum stockholders’ equity of $2.5 million required by NASDAQ to maintain compliance. However, on August 13, 2013, we raised gross proceeds of $18 million through the sale of shares of our common stock in an underwritten public offering, or net proceeds of approximately $16.2 million after deducting underwriting discounts and commissions and offering expenses, and the proceeds of such sale of shares of our common stock enabled us to attain the required level of stockholders’ equity to maintain compliance. The trading price of our common stock has at certain times in the past failed to comply with the minimum bid price requirement.

While we are exercising diligent efforts to maintain the listing of our common stock on NASDAQ, there can be no assurance that we will be able to maintain compliance with the stockholder’s equity, minimum bid price or other listing standards in the future. We may receive additional future notices from NASDAQ that we have failed to meet its requirements, and proceedings to delist our stock could be commenced. In such event, NASDAQ rules permit us to appeal any delisting determination to a NASDAQ Hearings Panel. If we are unable to maintain or regain compliance in a timely manner and our common stock is delisted, it could be more difficult to buy or sell our common stock and obtain accurate quotations, and the price of our stock could suffer a material decline. Delisting may also impair our ability to raise capital.

Our share price is volatile, and you may not be able to resell our shares at a profit or at all.

The market prices for securities of biopharmaceutical and biotechnology companies, and early-stage drug discovery and development companies like us in particular, have historically been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	the development status of any drug candidates, such as Tcelna, including clinical study results and determinations by regulatory authorities with respect thereto;

•	the initiation, termination, or reduction in the scope of any collaboration arrangements (such as developments involving Merck and the Option Agreement, including a decision by Merck to exercise or not exercise the Option) or any disputes or developments regarding such collaborations;

•	announcements of technological innovations, new commercial products or other material events by our competitors or us;

•	disputes or other developments concerning our proprietary rights;

•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial performance;

•	additions or departures of key personnel;

•	discussions of our business, products, financial performance, prospects or stock price by the financial and scientific press and online investor communities;

•	public concern as to, and legislative action with respect to, the pricing and availability of prescription drugs or the safety of drugs and drug delivery techniques;

•	regulatory developments in the United States and in foreign countries; or

•	dilutive effects of sales of shares of common stock by us or our shareholders, and sales of common stock acquired upon exercise or conversion by the holders of warrants, options or convertible notes.

Broad market and industry factors, as well as economic and political factors, also may materially adversely affect the market price of our common stock.

We may be or become the target of securities litigation, which is costly and time-consuming to defend.

In the past, following periods of market volatility in the price of a company’s securities or the reporting of unfavorable news, security holders have often instituted class action litigation. If the market value of our securities experience adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

Our “blank check” preferred stock could be issued to prevent a business combination not desired by management or our majority shareholders.

Our charter authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined by our Board of Directors without shareholder approval. Our preferred stock could be utilized as a method of discouraging, delaying, or preventing a change in our control and as a method of preventing shareholders from receiving a premium for their shares in connection with a change of control.

Future sales of our securities could cause dilution, and the sale of such securities, or the perception that such sales may occur, could cause the price of our stock to fall.

In July 2012, we closed a private offering consisting of convertible secured notes and warrants to purchase common stock which generated approximately $4.1 million in gross proceeds, of which notes in the aggregate principal amount of $900,000 were converted into shares of Series A convertible preferred stock which, in turn, were converted into an aggregate of 288,229 shares of common stock during February 2013. The remaining notes were converted into an aggregate of 1,714,697 shares of common stock at $1.91 per share on September 24, 2013. From November 2012 through January 2013, we sold an aggregate of 390,000 shares to Lincoln Park pursuant to the $1.5 million purchase agreement and issued an additional 56,507 shares as initial commitment shares and 3,585 shares as additional commitment shares. In January 2013, we issued $650,000 principal amount of unsecured convertible promissory notes of which $100,000 was converted into 77,034 shares of common stock at $1.298125 per share during February 2013 and the remaining $550,000 of principal amount plus accrued interest was repaid during February 2013. Purchasers of such notes also received five-year warrants to acquire an aggregate of 243,750 shares of our common stock at an exercise price of $1.24 per share. In February 2013, we sold an aggregate of 167,618 shares of our common stock pursuant to the ATM Agreement for gross proceeds of $536,417. On February 11, 2013, we closed on an offering of 1,083,334 shares of common stock and warrants to purchase 541,668 shares of common stock for gross proceeds of $3.25 million, or net proceeds of approximately $3.0 million after deducting commissions and offering expenses. On August 13, 2013, we closed an offering of 12 million shares of common stock for gross proceeds of $18 million, or net proceeds of approximately $16.2 million after deducting underwriting discounts and commissions and offering expenses, and we granted the underwriters a 30-day option to purchase up to an additional 1.8 million shares of common stock to cover over-allotments. During September 2013, the underwriters of the August 2013 underwritten public offering exercised the over-allotment option granted to them which resulted in the issuance of an additional 900,000 shares of common stock for gross proceeds of $1.35 million, or net proceeds of approximately $1.2 million after deducting underwriting discounts and commissions and offering expenses. On December 23, 2013, we closed an offering of 4,738,000 shares of common stock, including the full exercise of the over-allotment option granted to the underwriters, raising gross proceeds of $8.1 million or net proceeds of approximately $7.3 million after deducting the underwriting discounts and commission and offering expenses. Between March 5, 2014 and August 1, 2014, we generated gross and net proceeds of $152,687 and $148,103, respectively, on sales of an aggregate of 91,497 shares of our common stock under the new ATM Agreement.

Sales of additional shares of our common stock, as well as securities convertible into or exercisable for common stock, could result in substantial dilution to our shareholders and cause the market price of our common stock to decline. An aggregate of 27,753,172 shares of common stock were outstanding as of August 1, 2014. As of such date, another (i) 2,465,691 shares of common stock were issuable upon exercise of outstanding options and (ii) 3,069,113 shares of common stock were issuable upon the exercise of outstanding warrants. A substantial majority of the outstanding shares of our common stock are freely tradable without restriction or further registration under the Securities Act of 1933.

We may sell additional shares of common stock, as well as securities convertible into or exercisable for common stock, in subsequent public or private offerings. We may also issue additional shares of common stock, as well as securities convertible into or exercisable for common stock, to finance future acquisitions. Among other requirements, we will need to raise significant additional capital in order to complete the Phase IIb clinical study of Tcelna in SPMS, and, if initiated, to complete a Phase 1/2 proof-of-concept study of OPX-212 in NMO, and this may require us to issue a substantial amount of securities (including common stock as well as securities convertible into or exercisable for common stock). There can be no assurance that our capital raising efforts will be able to attract the capital needed to execute on our business plan and sustain our operations. Moreover, we cannot predict the size of future issuances of our common stock, as well as securities convertible into or exercisable for common stock, or the effect, if any, that future issuances and sales of our securities will have on the market price of our common stock. Sales of substantial amounts of our common stock, as well as securities convertible into or exercisable for common stock, including shares issued in connection with an acquisition or securing funds to complete our clinical trial plans, or the perception that such sales could occur, may result in substantial dilution and may adversely affect prevailing market prices for our common stock.

Under the $1.5 million purchase agreement and $15.0 million purchase agreement with Lincoln Park, we may direct Lincoln Park to purchase up to $16.5 million of shares of common stock, subject to certain limitations and conditions, over a 30-month period. We have sold an aggregate of 390,000 shares to date under the $1.5 million purchase agreement. Additionally, we issued Lincoln Park 56,507 shares of common stock as initial commitment shares and have issued an aggregate of 3,585 additional commitment shares, and may in the future issue up to an additional 109,428 shares of common stock as additional commitment shares, as a fee for its commitment to purchase the shares under the $1.5 million purchase agreement and the $15.0 million purchase agreement. The purchase price for the shares that we may sell to Lincoln Park will fluctuate based on the price of our common stock and other factors determined by us. As such, Lincoln Park may ultimately purchase all, some or none of the shares of our common stock issuable pursuant to the purchase agreements after the date hereof and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us pursuant to either or both of the purchase agreements could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could cause the trading price of our common stock to decline and could make it more difficult for us to sell equity or equity-related securities in the future.

We presently do not intend to pay cash dividends on our common stock.

We currently anticipate that no cash dividends will be paid on the common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance the future expansion of our business.

Our shareholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.

Our charter allows us to issue up to 100,000,000 shares of our common stock and to issue and designate the rights of, without shareholder approval, up to 10,000,000 shares of preferred stock. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share paid by other investors, and dilution to our shareholders could result. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by other investors.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, guarantees, preferred stock, hybrid securities, or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Our management has significant flexibility in using our current available cash and the net proceeds of this offering.

In addition to general corporate purposes (including working capital, research and development, business development and operational purposes), we currently intend to use our available cash and the net proceeds from this offering (i) to continue funding the ongoing Abili-T clinical study of Tcelna in patients with SPMS, and (ii) to continue preclinical and manufacturing activities for OPX-212 in patients with NMO, and if such activities are successful, to file an IND application with the FDA to initiate a Phase 1/2 proof-of-concept study. We reached our enrollment target for the Abili-T trial in June 2014, and a total of 190 patients have been enrolled in this two-year study. We expect top-line data for Tcelna to be available in the second half of 2016. Our existing resources are not adequate to permit us to complete the ongoing Abili-T clinical study of Tcelna in patients with SPMS or, if initiated, to conduct a Phase 1/2 proof-of-concept study of OPX-212 in NMO. We will need to secure significant additional resources to complete the ongoing Abili-T clinical study of Tcelna in patients with SPMS and, if initiated, to conduct a Phase 1/2 proof-of-concept study of OPX-212 in NMO and to support our operations during the course of the trials.

Depending on future developments and circumstances, we may use some of our available cash for other purposes which may have the potential to decrease the forecasted cash runway. Notwithstanding our current intentions regarding use of our available cash, our management will have significant flexibility with respect to such use. The actual amounts and timing of expenditures will vary significantly depending on a number of factors, including the amount and timing of cash used in our operations and our research and development efforts. Management’s failure to use these funds effectively would have an adverse effect on the value of our common stock and could make it more difficult and costly to raise funds in the future.

You may experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered may be substantially higher than the net tangible book value per share of our common stock, you may suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering at the current market value, you may suffer immediate and substantial dilution in the net tangible book value of the common stock. See “Dilution” in this prospectus supplement for a more detailed discussion of the dilution which may incur in connection with this offering.

FORWARD-LOOKING STATEMENTS

When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by referenced in this prospectus supplement, the words “expects,” “believes,” “hopes,” “anticipates,” “estimates,” “may,” “could,” “intends,” “exploring,” “evaluating,” “progressing,” “proceeding” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements in this prospectus supplement under the headings “Our Company” and “Risk Factors.” These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that statements which are not strictly historical statements, including, without limitation, statements regarding current or future financial payments, costs, returns, royalties, performance and position, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, management’s initiatives and strategies, and the development of the Company’s product candidate, Tcelna (imilecleucel T), constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to, those risks discussed in “Risk Factors,” as well as, without limitation, risks associated with:

•	market conditions;

•	our capital position;

•	our ability to compete with larger, better financed pharmaceutical and biotechnology companies;

•	new approaches to the treatment of our targeted diseases;

•	our expectation of incurring continued losses;

•	our uncertainty of developing a marketable product;

•	our ability to raise additional capital to continue our development programs (including to undertake and complete any ongoing or further clinical studies for Tcelna or OPX-212), including in this regard our ability to satisfy various conditions required to access the financing potentially available under the purchase agreements with Lincoln Park Capital Fund, LLC (such as the minimum closing price for our common stock and the requirement for an ongoing trading market for our stock);

•	our ability to maintain compliance with NASDAQ listing standards;

•	the success of our clinical trials (including the Phase IIb trial for Tcelna in SPMS which, depending upon results, may determine whether Merck elects to exercise its Option, and the planned initiation of a Phase 1/2 study of OPX-212 in NMO);

•	whether Merck exercises its Option and, if so, whether we receive any development or commercialization milestone payments or royalties from Merck pursuant to the Option;

•	our dependence (if Merck exercises its Option) on the resources and abilities of Merck for the further development of Tcelna;

•	the efficacy of Tcelna for any particular indication, such as for relapsing remitting MS or secondary progressive MS, and the efficacy of OPX-212 for NMO;

•	our ability to develop and commercialize products;

•	our ability to obtain required regulatory approvals;

•	our compliance with all Food and Drug Administration regulations;

•	our ability to obtain, maintain and protect intellectual property rights (including for Tcelna and OPX-212);

•	the risk of litigation regarding our intellectual property rights or the rights of third parties;

•	the success of third party development and commercialization efforts with respect to products covered by intellectual property rights that we may license or transfer;

•	our limited manufacturing capabilities;

•	our dependence on third-party manufacturers;

•	our ability to hire and retain skilled personnel;

•	our volatile stock price; and

•	other risks detailed in our filings with the SEC.

These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the                     shares of common stock in the offering at an assumed public offering price of $            per share (which was the last reported sales price of our common stock on the Nasdaq Capital Market on September 12, 2014), will be approximately $            , after deducting the underwriting discount and estimated offering expenses, or $             if the underwriters exercise their over-allotment option in full.

We currently intend to use the net proceeds from the sale of the common stock offered by this prospectus supplement and the accompanying prospectus (i) to continue funding the ongoing Abili-T clinical study of Tcelna in patients with SPMS, (ii) to continue preclinical and manufacturing activities for OPX-212 in patients with NMO, and if such activities are successful, to file an IND application with the FDA to initiate a Phase 1/2 proof-of-concept study, and (iii) for general corporate purposes (including working capital, research and development, business development and operational purposes). We reached our enrollment target for the Abili-T trial in June 2014, and a total of 190 patients have been enrolled in this two-year study. We expect top-line data to be available for Tcelna in the second half of 2016.

Excluding the net proceeds from this offering, we believe that we have sufficient liquidity to support our current clinical activities for the Abili-T trial of Tcelna in SPMS, to continue ongoing preclinical development activities for OPX-212 in NMO with a possible IND submission by mid-2015, and for general operations to sustain the Company and support such activities into the fourth quarter of 2015. Any other costs, however, such as costs associated with the initiation and completion of a Phase 1/2 proof-of-concept study of OPX-212 in NMO or with pursuing additional disease indications for our T-cell technology or other research or development programs, would of course shorten this period. Even with the net proceeds from this offering, our resources will not be adequate to permit us to complete the ongoing Abili-T clinical study of Tcelna in patients with SPMS or, if initiated, to complete a Phase 1/2 proof-of-concept study of OPX-212 in NMO. We will need to secure significant additional resources to continue and complete the trials and support our operations during the pendency of such trials.

Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, interest bearing investments.

CAPITALIZATION

The following table presents our cash, cash equivalents and capitalization, as of June 30, 2014:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to the sale by us of shares of common stock in this offering at an assumed public offering price of $ per share, after deducting the underwriting discount and estimated offering expenses.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our consolidated financial statements and notes thereto included in this prospectus.

	As of June 30, 2014
	Actual	Pro Forma As Adjusted(1)
	(Unaudited)
Cash and cash equivalents	$16,214,690	$

Long-term liabilities	$1,846,120		$1,846,120
Stockholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized; none issued and outstanding, actual or pro forma as adjusted	—		—
Common stock, $0.01 par value, 100,000,000 shares authorized; Actual – 27,661,675 shares issued and outstanding; Pro forma as adjusted – shares issued and outstanding	276,617
Additional paid-in capital	147,363,541
Deficit accumulated	(134,086,778)		(134,086,778)

Total stockholders’ equity	$13,553,380	$

(1)	A $0.10 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

The information above is as of June 30, 2014 and excludes:

•	2,465,691 shares of common stock issuable upon the exercise of stock options outstanding at June 30, 2014 with a weighted average exercise price of $2.96 per share;

•	3,069,113 shares of common stock issuable upon the exercise of outstanding warrants at June 30, 2014 with a weighted average exercise price of $4.12 per share;

•	1,567,412 shares of common stock available for future grants under our Amended and Restated 2010 Stock Incentive Plan at June 30, 2014;

•	any shares of common stock issued subsequent to June 30, 2014 pursuant to sales under our at-the-market offering program; and

•	any additional shares of common stock that we may issue to Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to a $1,500,000 purchase agreement and a $15,000,000 purchase agreement we entered into on November 5, 2012 and November 2, 2012, respectively, which provides that, upon the terms and subject to the conditions and limitation set forth therein, Lincoln Park is committed to purchase up to an aggregate of an additional $15.9 million of shares of our common stock over the term of the purchase agreements, should we elect to sell shares to Lincoln Park.

DILUTION

Our net tangible book value as of June 30, 2014 was approximately $13,553,380 or $0.49 per share, based on 27,661,675 shares of our common stock outstanding on that date. Net tangible book value per share is determined by dividing our total tangible assets (total assets less intangible assets), less total liabilities, by the number of shares of our common stock outstanding.

After giving effect to our assumed sale of all              shares of our common stock in this offering at an assumed public offering price of $             per share (the closing price of our common stock on September 12, 2014), after deducting the underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2014 would have been approximately $            , or approximately $             per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $             per share to existing shareholders and immediate dilution in net tangible book value              of $             per share to new investors participating in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share			$
Net tangible book value per share as of June 30, 2014, before this offering		$0.49
Increase in pro forma net tangible book value per share attributable to new investors	$
Net tangible book value per share as of June 30, 2014, after giving effect to this offering			$
Dilution per share to new investors			$

The information above is as of June 30, 2014 and excludes:

•	2,465,691 shares of common stock issuable upon the exercise of stock options outstanding at June 30, 2014 with a weighted average exercise price of $2.96 per share;

•	3,069,113 shares of common stock issuable upon the exercise of outstanding warrants at June 30, 2014 with a weighted average exercise price of $4.12 per share;

•	1,567,412 shares of common stock available for future grants under our Amended and Restated 2010 Stock Incentive Plan at June 30, 2014;

•	any shares of common stock issued subsequent to June 30, 2014 pursuant to sales under our at-the-market offering program; and

•	any additional shares of common stock that we may issue to Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to a $1,500,000 purchase agreement and a $15,000,000 purchase agreement we entered into on November 5, 2012 and November 2, 2012, respectively, which provides that, upon the terms and subject to the conditions and limitation set forth therein, Lincoln Park is committed to purchase up to an aggregate of an additional $15.9 million of shares of our common stock over the term of the purchase agreements, should we elect to sell shares to Lincoln Park.

If the underwriters’ overallotment option is exercised, our adjusted pro forma net tangible book value following the offering will be $              per share, and the dilution to new investors in the offering will be $             per share.

A $0.10 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by approximately $            , and increase or decrease dilution per share to new investors by approximately $            , after deducting the underwriting discount and estimated offering expenses payable by us and assuming no exercise of the overallotment option.

To the extent that any options or warrants are exercised, new options or shares of common stock are issued under such plan or we issue additional shares of common stock in the future, there could be further dilution to investors participating in this offering.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Stock

In this offering, we are offering a maximum of                      shares of our common stock.

A description of the common stock we are offering pursuant to this prospectus supplement is set forth under the heading “Description of Common Stock” in the accompanying prospectus. As of August 31, 2014, we had 27,861,158 shares of common stock outstanding, before giving effect to the sale of any shares in this offering.

UNDERWRITING

Pursuant to General Instruction I.B.6. of Form S-3, we are permitted to utilize the registration statement of which this prospectus supplement and prospectus forms a part to sell a maximum amount of securities equal to one-third of the aggregate market value of the outstanding voting and non-voting common equity held by our non-affiliates in any 12-month period. We may, from time to time, offer the securities registered hereby up to an amount which, when considered with other sales made pursuant to General Instruction I.B.6. of Form S-3 within the then preceding 12-month period, would represent this maximum amount.

Aegis Capital Corp. is acting as the sole manager of the offering and as representative of the underwriters, or the Representative. We have entered into an underwriting agreement dated                     , 2014 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Aegis Capital Corp.

Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum                    of                     additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $             and the total net proceeds, before expenses, to us will be $            .

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $            per share. If all of the shares offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have paid an expense deposit of $5,000 to the Representative, which will be applied against accountable expenses and reimbursed to us to the extent not actually incurred. We have also agreed to pay the Representative’s expenses relating to the offering, including (a) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of such states and other jurisdictions designated by the Representative, up to a maximum of $5,000; (b) the cost of all mailing and printing of underwriting documents; (c) upon successfully completing this offering, $21,775 for the underwriters’ use of certain software for this offering; and (e) upon successfully completing this offering, up to $10,000 of the representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $185,000.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our directors and officers have agreed not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, encumber, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for shares of our common stock owned or acquired on or prior to the closing date of this offering (including any shares of common stock acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital stock; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except for certain exceptions and limitations, for a period ending (i) 90 days from the date of the final prospectus for the offering applicable to our directors and officers and (ii) 30 days from the date of the final prospectus for the offering applicable to us.

The above restrictions do not apply to (i) shares sold in this offering, (ii) the issuance of stock options, restricted stock or other equity-based compensation awards under any employee benefit or equity incentive plan, (iii) the filing of a registration statement on Form S-8, (iv) securities issued in connection with a transaction that includes a commercial relationship (including but not limited to joint ventures, marketing or distribution arrangements, option or collaboration agreements or intellectual property license agreements) or any acquisition of assets or not less than a majority or controlling portion of the equity of another entity; provided that the aggregate number of shares or securities issued pursuant to clause (iv) does not exceed 10% of the total number of outstanding shares of common stock immediately following the issuance and sale of the shares in this offering, and (v) the issuance of shares of common stock under our existing at-the-market and equity line programs prior to the pricing date of this offering.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area – Belgium, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “OPXA.”

EXPERTS

The financial statements of Opexa as of December 31, 2013, and for the years ended December 31, 2013 and 2012, incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, and are incorporated in reliance upon their report dated February  27, 2014, given upon such firm’s authority as experts in auditing and accounting.

LEGAL MATTERS

The validity of any securities offered by this prospectus supplement will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Diego, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Kramer Levin Naftalis & Frankel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus are part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. Except for information expressly incorporated herein by reference (see “Incorporation of Certain Information by Reference”), the information on the SEC’s website is not part of this prospectus supplement, and any references to this website or any other website are inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement and the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, and will be considered to be a part of this prospectus supplement and the accompanying prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	our Current Reports on Form 8-K filed March 5, 2014, March 20, 2014, May 13, 2014 (excluding Item 7.01 of such Current Report as well as Exhibit 99.1 to such Current Report), June 25, 2014, September 8, 2014 and September 15; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on August 30, 2006, as amended by our Form 8-12B/A filed on August 31, 2006.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made between the date of this prospectus supplement and the termination of any offering of securities offered by this prospectus supplement or the accompanying prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus supplement, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Opexa Therapeutics, Inc., 2635 Technology Forest Blvd., The Woodlands, Texas 77381, telephone (281) 775-0600. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. We also maintain a website at www.opexatherapeutics.com. However, the information on our website is not part of this prospectus supplement and should not be relied upon with respect to this offering.

PROSPECTUS

$35,000,000

OPEXA THERAPEUTICS, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

We may, from time to time, offer and sell debt securities, preferred stock, either separately or represented by depositary shares, common stock, warrants or rights, either separately or in units, in one or more offerings. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock or debt securities. The rights may be exercisable for common or preferred stock. We will specify in the accompanying prospectus supplement more specific information about any such offering. The aggregate initial offering price of all securities sold under this prospectus will not exceed $35,000,000, including the U.S. dollar equivalent if the public offering of any such securities is denominated in one or more foreign currencies, foreign currency units or composite currencies.

We may offer these securities independently or together in any combination for sale directly to investors or through underwriters, dealers or agents. We will set forth the names of any underwriters, dealers or agents and their compensation in the accompanying prospectus supplement.

This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is traded on The NASDAQ Capital Market under the symbol “OPXA.” On November 15, 2012, the last reported sale price of our common stock on The NASDAQ Capital Market was $0.45 per share. The aggregate market value of our outstanding common equity held by non-affiliates on October 18, 2012 was $16,238,376 based on 23,048,488 shares of common stock outstanding, of which 19,802,897 shares were held by non-affiliates, and a closing sale price on such date of $0.82. During the 12 calendar months prior to and including the date hereof, we have sold securities with an aggregate market value of $145,382.77 pursuant to General Instruction I.B.6. of Form S-3.

Investing in our securities involves risks. See the section entitled “Risk Factors” in the accompanying prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2012.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings up to a maximum aggregate offering price of $35,000,000, including the U.S. dollar equivalent if the public offering of any such securities is denominated in one or more foreign currencies, foreign currency units or composite currencies.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “Opexa,” “the Company,” “we,” “us” and “our” refer to Opexa Therapeutics, Inc.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement relating to a particular offering will contain a discussion of risks applicable to an investment in the securities offered. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

OPEXA THERAPEUTICS, INC.

Our Business

Opexa is a biopharmaceutical company developing personalized cellular therapies with the potential to treat major illnesses, including multiple sclerosis (MS). These therapies are based on our proprietary T-cell technology. The information discussed related to our product candidate is preliminary and investigative. Our product candidate has not been approved by the U.S. Food and Drug Administration (FDA) for marketing.

Our product candidate, Tcelna™ (formerly known as Tovaxin®), is a personalized T-cell therapy licensed from Baylor College of Medicine, which is in clinical development for the treatment of MS.

Opexa was incorporated in Texas in March 1991. Our principal executive offices are located at 2635 Technology Forest Blvd., The Woodlands, Texas 77381, and our telephone number is (281) 775-0600.

T-Cell Therapy and Tcelna™

Tcelna™ is a novel T-cell immunotherapy in Phase IIb clinical development for the treatment of patients with secondary progressive MS (SPMS). It is also positioned to enter Phase III clinical development for the treatment of patients with relapsing remitting MS (RRMS), subject to the availability of sufficient resources. Tcelna is a personalized therapy that is specifically tailored to each patient’s disease profile. Tcelna is manufactured using ImmPath®, our proprietary method for the production of a patient-specific T-cell immunotherapy, which encompasses the collection of blood from the MS patient, isolation of peripheral blood mononuclear cells, generation of an autologous pool of myelin-reactive T-cells (MRTCs) raised against selected peptides from myelin basic protein (MBP), myelin oligodendrocyte glycoprotein (MOG) and proteolipid protein (PLP), and the return of these expanded, irradiated T-cells back to the patient. These attenuated T-cells are reintroduced into the patient via subcutaneous injection to trigger a therapeutic immune system response.

Initiation of Phase IIb Clinical Study in Patients with SPMS

We recently initiated a Phase IIb clinical trial of Tcelna in patients with SPMS. The trial is entitled: A Phase II Double-Blind, Placebo Controlled Multi-Center Study to Evaluate the Efficacy and Safety of Tcelna in Subjects with Secondary Progressive Multiple Sclerosis and has been named the “Abili-T” trial. The newly-initiated Abili-T trial is a double-blind, 1:1 randomized, placebo-controlled study in SPMS patients who demonstrate evidence of disease progression without associated relapses. The trial is expected to enroll 180 patients at approximately 30 leading clinical sites in the U.S. and Canada and is expected to take approximately three years to complete. According to the study protocol, patients will receive two annual courses of Tcelna treatment consisting of five subcutaneous injections per year at weeks 0, 4, 8, 12 and 24. The primary efficacy endpoint of the trial is the percentage of brain volume change (atrophy) at 24 months. Study investigators will also measure several important secondary outcomes commonly associated with MS including disease progression as measured by Expanded Disability Status Scale (EDSS), annualized relapse rate (ARR) and changes in disability as measured by EDSS and the Multiple Sclerosis Functional Composite (MSFC). The Abili-T clinical trial is expected to enroll over a 12-month period and the resulting top-line data is expected by the end of 2015.

Tcelna is the first ever personalized T-cell therapy for MS patients and has received Fast Track designation from the FDA in SPMS. The FDA’s Fast Track program is designed to facilitate the development and expedite the review of drugs intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical need.

The costs of the study, as well as the ongoing expenses of our operations through the expected completion date of such study, are estimated at approximately $35 million. Our existing resources are not adequate to permit us to proceed materially beyond the initiation of the study (i.e., the dosing of the first patients) or to complete such study or any significant portion of it. We will need to secure significant additional resources to continue and complete the trial and support our operations during the pendency of the trial.

Given our need for substantial amounts of capital to continue and complete the Phase IIb clinical study in North America of Tcelna in SPMS, we intend to continue to explore potential opportunities and alternatives to obtain the additional resources that will be necessary to continue and complete the Phase IIb study and to support ongoing operations during the pendency of such study. In addition to one or more additional financings, these opportunities and alternatives may include a partnering arrangement with a large biotech or pharmaceutical company. There can be no assurance that any such financings or partnering arrangement can be consummated on acceptable terms, if at all.

SPMS Overview

SPMS is characterized by a steady accrual of irreversible disability, despite, in some cases, reversible relapses, remissions or clinical plateaus. Older age at onset of MS diagnosis is the strongest predictor of conversion to SPMS. Males have a shorter time to conversion to SPMS compared with females. Available immunomodulating and immunosuppressive therapies used for RRMS have not been effective in SPMS. In clinical trials, these therapies have demonstrated anti-inflammatory properties as measured by the reduction in number and volume of contrast-enhancing or acutely inflammatory central nervous system (CNS) lesions most commonly seen in patients with RRMS. The typical SPMS patient, however, has little or no radiographic evidence of acute inflammation. It is commonly observed that contrast-enhancing CNS lesions are uncommon among these patients, despite a clearly deteriorating neurologic course. The lack of effect of conventional MS therapeutics in SPMS suggests that the cerebral deterioration characterizing progressive disease may be driven by factors other than acute inflammation. For instance, the immunopathology of SPMS is more consistent with a transition to a chronic T-cell dependent inflammatory type, which may encompass the innate immune response and persistent activation of microglia cells. Radiographic features that stand out among patients with SPMS include significantly more atrophy of gray matter compared with RRMS patients. Of note, long-term disability in MS in general appears more closely correlated to gray matter atrophy than to white matter inflammation. Such atrophy may be suggestive of progressive clinical disability. Both clinically and radiographically, SPMS represents a disease process with certain features distinct from those of RRMS, and one with extremely limited treatment options.

Current Treatment Options for SPMS

Only one product, mitoxantrone, is currently approved for the indication of SPMS. However, as of 2005, this drug carries a black box warning, due to significant risks of decreased systolic function, heart failure, and leukemia. The American Academy of Neurology has issued a report indicating that these risks are even higher than suggested in the original report leading to the black box warning. Hence, a safe and effective treatment for SPMS remains a significant unmet medical need.

Tcelna Clinical Overview in SPMS

In multiple previously conducted clinical trials for the treatment of patients with MS (which have been weighted significantly toward patients with Relapsing Remitting MS (RRMS)), Tcelna has demonstrated one of the safest side effect profiles for any marketed or development-stage MS therapy, as well as encouraging efficacy signals. A total of 142 MS patients have received Tcelna in previously conducted trials for RRMS and SPMS. The therapy has been well tolerated in all subjects and has demonstrated an excellent overall safety profile. The most common side effect is mild to moderate irritation at the site of injection, which is typically resolved in 24 hours. Tcelna has been administered to a total of 36 subjects with SPMS across three clinical studies. Based on preliminary data suggesting stabilized or improved disability among SPMS subjects receiving Tcelna, Opexa believes that further development of this product in SPMS is warranted.

Summary of TERMS Phase IIb Clinical Trial Data in RRMS

Tovaxin for Early Relapsing Multiple Sclerosis (TERMS) was a Phase IIb clinical study of Tcelna in RRMS patients completed in 2008. Although the study did not show statistical significance in its primary endpoint (the cumulative number of gadolinium-enhanced brain lesions using MRI scans summed at various points in the study), the study showed compelling evidence of efficacy in various clinical and other MRI endpoints.

The TERMS study was a multi-center, randomized, double blind, placebo-controlled trial in 150 patients with RRMS or high risk Clinically Isolated Syndrome. Patients received a total of five subcutaneous injections at weeks 0, 4, 8, 12 and 24. Key results from the TERMS trial included:

•	In the modified intent to treat patient population (n=142), the ARR for Tcelna-treated patients was 0.214 as compared to 0.339 for placebo-treated patients, which represented a 37% decrease in ARR for Tcelna as compared to placebo in the general population;

•	In a prospective group of patients with more active disease (ARR>1, n=50), Tcelna demonstrated a 55% reduction in ARR as compared to placebo, and a 73% reduction in relapse rate was observed in Tcelna patients in this population compared to placebo during the 24-week period following the administration of the full course of treatment; and

•	In a retrospective analysis in patients naïve to previous disease modifying treatment (i.e., patients who had not previously used any drugs other than steroids to treat their disease), the results showed that patients, when treated with Tcelna, had a 64% reduction in ARR versus placebo (p=0.046, n=70).

We remain committed to further advancing Tcelna in RRMS at a later date assuming the availability of sufficient resources. For Opexa, however, progressive MS is an area which we believe represents a higher unmet medical need.

Other Opportunities

Our proprietary T-cell technology has enabled us to develop intellectual property and a comprehensive sample database that may enable discovery of novel biomarkers and other relevant peptides to be used to treat MS patients.

We have developed (and, in part, in-licensed from the University of Chicago) a proprietary adult stem cell technology to produce monocyte-derived stem cells (MDSC) from blood. These MDSC can be derived from a patient’s monocytes, expanded ex vivo, and then administered to the same patient. Our initial focus for this technology is the further development of this monocyte-derived stem cell technology as a platform for the in vitro generation of highly specialized cells for potential application in autologous cell therapy for patients with diabetes mellitus. The diabetes program is in an early (pre-clinical) development stage.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading “Risk Factors.” Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, and future acquisitions and strategic investment opportunities. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series. The debt securities we offer will be issued under an indenture between us and the trustee named in the indenture. These debt securities that we may issue include senior debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and they may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount,” or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

•	the title and authorized denominations of those debt securities;

•	any limit on the aggregate principal amount of that series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

•	interest rates, and the dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;

•	our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

•	the denominations in which those debt securities will be issuable;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	whether those debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether any securities of that series are to be issued in whole or in part the form of one or more global securities and the depositary for those global securities;

•	if other than United States dollars, the currency or currencies in which payment of principal of or any premium or interest on those debt securities will be payable;

•	if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•	the nature and terms of any security for any secured debt securities;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, unless the successor corporation or person to which our assets are transferred or leased is organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

•	failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other event of default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, rescind and annul a declaration of acceleration.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee indemnity for the reasonable expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	evidence the assumption by a successor entity of our obligations;

•	add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•	add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	secure any debt securities;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•	modify, eliminate or add to the provisions of the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute later enacted, and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act; and

•	make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

•	change the currency in which the principal, and any premium or interest, is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

•	a default in the payment of, any premium and any interest on, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and will be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for the registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor the trustee, or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, and any premium and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

As of November 15, 2012, our authorized preferred stock, no par value, was 10,000,000 shares, none of which were issued and outstanding. Of this amount, 80,000 shares have been designated Series A convertible preferred stock. We may issue preferred stock, in series, with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series and the terms and conditions of the voting rights;

•	the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative, and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•	the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities, if the shares are convertible or exchangeable.

The particular terms of any series of preferred stock, and the transfer agent and registrar for that series, will be described in a prospectus supplement. All preferred stock offered, when issued, will be fully paid and nonassessable. Any material United States federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the relevant deposit agreement and the depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. You should read these documents as they, and not this description, will define your rights as a holder of depositary shares. Forms of these documents will be filed with the SEC in connection with the offering of depositary shares.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange, Redemption and Liquidation

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock, $0.01 par value. This description is only a summary and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. Our restated certificate of formation and our amended and restated bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our restated certificate of formation and our amended and restated bylaws for additional information before you buy any of our common stock or other securities. See “Where You Can Find More Information.”

We have 100,000,000 shares of authorized common stock. As of November 15, 2012, there were 23,352,420 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of formation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered, when issued, will be fully paid and nonassessable.

Certain Provisions of our Charter and Bylaws

Certain provisions of our restated certificate of formation and our amended and restated bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us. Our restated certificate of formation and amended and restated bylaws provided that:

•	Our board of directors is authorized to issue preferred stock without shareholder approval; and

•	We will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock or preferred stock. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

We will describe in the applicable prospectus supplement the terms and conditions of the issue of rights being offered, the rights agreement relating to the rights and the rights certificates representing the rights, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Pursuant to General Instruction I.B.6. of Form S-3, we are permitted to utilize the registration statement of which this prospectus forms a part to sell a maximum amount of securities equal to one-third of the aggregate market value of the outstanding voting and non-voting common equity held by our non-affiliates in any 12-month period. We may, from time to time, offer the securities registered hereby up to this maximum amount.

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The securities may or may not be listed on a national securities exchange. In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Diego, California.

EXPERTS

The financial statements of Opexa as of December 31, 2011, and for the years ended December 31, 2011 and 2010, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, and are incorporated in reliance upon their report dated February 27, 2012, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 September 30, 2012;

•	our Current Reports on Form 8-K filed January 10, 2012, January 17, 2012, February 16, 2012, February 29, 2012, July 26, 2012, August 13, 2012, September 7, 2012 and November 5, 2012; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on August 30, 2006, as amended by our Form 8-12B/A filed on August 31, 2006.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Opexa Therapeutics, Inc., 2635 Technology Forest Blvd., The Woodlands, Texas 77381, telephone (281) 272-9331.

We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. We also maintain a website at www.opexatherapeutics.com. However, the information on our website is not part of this prospectus.

                    Shares

Common Stock

PROSPECTUS SUPPLEMENT

Aegis Capital Corp

                    , 2014